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                                                                Exhibit 2.1


                           AGREEMENT AND PLAN OF MERGER

                                      AMONG

                              @ENTERTAINMENT, INC.,

                      UNITED PAN-EUROPE COMMUNICATIONS N.V.

                                       AND

                             BISON ACQUISITION CORP.

                            DATED AS OF JUNE 2, 1999


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                          AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 2, 1999, among @Entertainment, Inc., a corporation organized under the laws of the State of Delaware (the "Company"), United Pan-Europe Communications N.V., a corporation organized under the laws of The Netherlands ("Parent") and Bison Acquisition Corp., a corporation organized under the laws of the State of Delaware ("Merger Sub").


                                    RECITALS

         WHEREAS, the Executive Board of Parent and the respective Boards of Directors of Merger Sub and the Company have approved the acquisition of the Company by Merger Sub;

         WHEREAS, in contemplation thereof it is proposed that Merger Sub will make a tender offer (as it may be amended from time to time as permitted by this Agreement, the "Offer") to purchase all the issued and outstanding shares of Common Stock, subject to the terms and conditions of this Agreement, at a price of $19.00 per share net to the seller in cash (such amount, or any other amount per share of Common Stock to be paid pursuant to the Offer, the "Offer Price");

         WHEREAS, to complete such acquisition, the Executive Board of Parent and the respective Boards of Directors of Merger Sub and the Company, have approved the merger of Merger Sub into the Company (the "Merger"), pursuant to and subject to the terms and conditions of this Agreement; and

         WHEREAS, the Board of Directors of the Company has unanimously (x) determined that each of the Offer and the Merger are advisable and fair to, and in the best interests of, the holders of the capital stock of the Company, including, but not limited to, the holders of the Common Stock, (y) approved the Offer and the Merger and (z) recommended the acceptance of the Offer, the approval of the Merger and the approval and adoption of this Agreement by the stockholders of the Company; and

         WHEREAS, Parent and Merger Sub are unwilling to enter into this Agreement unless certain holders of Common Stock immediately following the execution and delivery of this Agreement, enter into stockholders agreements (the "Common Stockholders Agreements") among Parent, Merger Sub and each of certain holders of Common Stock, Options and Company Warrants providing for, among other things, the agreement of such holders to tender all shares of Common Stock owned by such persons pursuant to the Offer, the granting to Parent and Merger Sub of an option to purchase all such shares of Common Stock, Options and Company Warrants owned by such Person and requiring the Parent and Merger Sub to purchase the Options and Company Warrants if such option is no exercised, in each case under the circumstances set forth in such agreements; and


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         WHEREAS, Parent and Merger Sub are unwilling to enter into this
Agreement unless each of the holders of Company Preference Shares immediately following the execution and delivery of this Agreement, enter into stockholders agreements with Parent and Merger Sub (the "Preferred Stockholders Agreements" and, collectively with the Common Stockholders Agreements, the "Stockholders Agreements") among Parent, Merger Sub and each such holder providing for, among other things, the agreement of such holders to grant to Parent and Merger Sub an option to purchase all such Company Preference Shares and requiring Parent and Merger Sub to purchase such Company Preference Shares if such option is not exercised, in each case, under the circumstances set forth in such agreements; and

         WHEREAS the Board of Directors of the Company has (i) approved the terms of the Stockholders Agreements and the transactions contemplated thereby, including for the purposes of Section 203 of the DGCL and (ii) approved Parent and Merger Sub and the Stockholders party thereto entering into the Stockholders Agreements which are to be executed following the execution hereof; and

         WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger;

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, Parent, Merger Sub and the Company hereby agree as follows:


                                    ARTICLE I

                                   Definitions

         As used in this Agreement, the following terms shall have the respective meanings set forth below:

         "Acquisition Proposal": As defined in Section 8.2(a).

         "Affiliate": As defined in Rule 12b-2 under the Exchange Act.

         "Agreement": as defined in the preamble hereto.

         "Agreements and Instruments": as defined in Section 6.8.

         "Authorization": Any consent, approval or authorization of, expiration or termination of any waiting period requirement (including pursuant to the HSR Act) by, or filing, registration, qualification, declaration or designation with, any Governmental Body.

         "Business Plan": As defined in Section 8.1(d).

         "By-Laws": The by-laws of the Company.

         "Cash Payment": As defined in Section 8.11(b).


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           "Certificate of Merger": The certificate of merger with respect to the merger of the Company with and into Merger Sub, containing the provisions required by, and executed in accordance with, Section 251 of the DGCL.

         "Claim": As defined in Section 8.7(a).

         "Closing": The closing of the Merger.

         "Closing Date": The date on which the Closing occurs.

         "Code": The Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.

         "Common Stock": The Company's common stock, par value $0.01 per share.

         "Common Stockholders Agreements": As defined in the fifth recital hereof.

         "Company": @Entertainment, Inc., a Delaware corporation.

         "Company Certificates": As defined in Section 5.2(a).

         "Company Charter": The Amended and Restated Certificate of Incorporation of the Company, as amended to the date hereof and as it may be further amended prior to the Effective Date with the consent of Parent pursuant to Section 8.1.

         "Company Disclosure Statement": The disclosure statement, dated the date of this Agreement, delivered by the Company to Parent.

         "Company Preference Shares": The Company's Series A and Series B 12% Cumulative Preference Shares, par value $0.01 per share.

         "Company SEC Reports": As defined in Section 6.12.

         "Company Stockholders' Meeting": As defined in Section 8.4.

         "Company Warrants": Warrants to purchase shares of Common Stock.

         "Confidentiality Agreement": The Confidentiality Agreement between Parent and the Company.

         "Control": With respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

         "DGCL": The Delaware General Corporation Law.

         "Dissenting Stockholder": As defined in Section 5.2(c).


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         "Effective Time": As defined in Section 3.2.

         "Employee Plan": As defined in Section 6.9(a).

         "Employees": As defined in Section 6.9(a).

         "ERISA": The Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time.

         "ERISA Affiliates": Any trade or business, whether or not incorporated, that is treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code.

         "Exchange Act": The Securities Exchange Act of 1934, as amended.

         "Executive Agreements": As defined in Section 8.9(a).

         "Executive Officer": Any "officer" (determined in accordance with Rule 16a-1(f) under the Exchange Act as in effect on the date hereof) of an entity.

         "Governmental Body": Any supranational, national, provincial, county, local, municipal or other legislative or executive body or governmental department, authority, commission, court, board, bureau, agency or instrumentality, including without limitation, any of the foregoing constituted by the Republic of Poland, the United Kingdom, the United States of America or any of their respective political subdivisions.

         "Government Licenses": As defined in Section 6.4.

         "HSR Act": The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indemnified Parties": As defined in Section 8.7(a).

         "Information Statement": As defined in Section 2.3.

         "Intellectual Property": As defined in Section 6.11.

         "knowledge": With respect to the Company, the actual knowledge of any Executive Officer of the Company and, with respect to Parent or Merger Sub, the actual knowledge of any Executive Officer of Parent or Merger Sub, as the case may be.

         "Law": Any foreign or domestic law, statute, code, ordinance, rule, regulation promulgated, or order, judgment, writ, stipulation, award, injunction or decree entered by any Governmental Body.


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         "Letter of Transmittal": As defined in Section 2.1(b).

         "Lien": As defined in Section 6.17.

         "Material Adverse Effect": A material adverse effect on the business, properties, assets, liabilities, operations, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole.

         "Material Systems": As defined in Section 6.22.

         "Merger": As defined in the third recital hereto.

         "Merger Consideration": As defined in Section 5.1(b).

         "Merger Sub": Bison Acquisition Corp., a Delaware corporation.

         "Merger Sub Common Stock": Merger Sub's common stock, par value $0.01 per share.

         "Minimum Condition": As defined in Annex A to this Agreement.

         "NASDAQ": The Nasdaq Stock Market, National Market System.

         "Offer":  As defined in the second recital hereof.

         "Offer Documents": As defined in Section 2.1(b).

         "Offer Price":  As defined in the second recital hereof.

         "Offer to Purchase":  As defined in Section 2.1(b).

         "Option":  As defined in Section 8.11(a).

         "Parent": United Pan-Europe Communications N.V., a corporation organized under the laws of The Netherlands.

         "Parent Disclosure Statement": The disclosure statement, dated the date of this Agreement, delivered by Parent to the Company.

         "Parent Representatives": As defined in Section 8.6.

         "Paying Agent": As defined in Section 5.2.

         "Payment Date": The date which is the third business day after the Tender Offer Acceptance Date.

         "Payment Fund": As defined in Section 5.2(c).


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         "PCI": Poland Communications Inc., a New York corporation and Wholly
Owned Subsidiary of the Company.

         "Permitted Investments": As defined in Section 5.2(c).

         "Permitted Liens": As defined in Section 6.17.

         "Person": Any individual or corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

         "Preferred Stockholders Agreements": As defined in the sixth recital herein.

         "Proxy Statement": As defined in Section 6.16

         "Relevant Date": Each of the following dates: September 4, 1999, September 9, 1999, December 31, 1999, January 1, 2000, February 28, 2000, February 29, 2000, March 1, 2000, December 31, 2000, and January 1, 2001.

         "Schedule 14D-1": As defined in Section 2.1(b).

         "Schedule 14D-9": As defined in Section 2.2.

         "SEC": The Securities and Exchange Commission.

         "Securities Act": The Securities Act of 1933, as amended.

         "Stockholders Agreements": As defined in the sixth recital hereof.

         "Stock Incentive Plans": As defined in Section 5.5(a).

         "Stock Options": As defined in Section 5.5(a).

         "Stock Plans": As defined in Section 5.5(a).

         "Subsidiary": As to any Person, any other Person of which more than
(i) 50% of the equity and (ii) 50% of the voting interests are owned, directly or indirectly, by such first Person; PROVIDED THAT, for purposes of the covenants set forth in Article VIII, references to Subsidiaries shall not include any Person as to which such first Person's voting interests are subject to a voting agreement, proxy, management contract or other arrangement as a result of which such first Person does not Control such other Person. For the avoidance of doubt, the term "Subsidiary", when applied to the Company, includes any Person listed as a Subsidiary on Schedule 6.2 to the Company Disclosure Statement.

         "Superior Proposal": As defined in Section 8.4(a).

         "Surviving Corporation": Shall mean the Company in its capacity as the surviving corporation in the Merger pursuant to Section 3.1 of this Agreement.


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         "Tax": As defined in Section 6.10(e).

         "Tax Controversy": As defined in Section 6.10(b).

         "Tax Return": As defined in Section 6.10(e).

         "Tender Offer Acceptance Date": The date on which Merger Sub shall have accepted for payment the shares of Common Stock validly tendered and not withdrawn prior to the expiration date of the Offer.

         "Tender Offer Conditions": As defined in Section 2.1(a).

         "Wholly Owned Subsidiary": As to any Person, a Subsidiary of such Person 100% of the equity and voting interest in which (other than directors' qualifying shares) is owned, directly or indirectly, by such Person.

         "Voting Debt": As defined in Section 6.6(a).

         "Year 2000 Compliant": As defined in Section 6.22.


                                   ARTICLE II

                                    The Offer

         2.1 THE OFFER. (a) Provided that this Agreement shall not have been terminated in accordance with Article X hereof and so long as none of the events set forth in Annex A hereto (the "Tender Offer Conditions") shall have occurred and are continuing (unless such event shall have been waived by Parent or Merger
Sub), as promptly as practicable, but in no event later than the fifth business day after the date of this Agreement, Parent and Merger Sub shall, and Parent shall cause Merger Sub to, commence the Offer at the Offer Price. The initial expiration date for the Offer shall be the twentieth business day following the commencement of the Offer. The obligations of Merger Sub to accept for payment and to pay for any shares of Common Stock tendered shall be subject only to the Tender Offer Conditions, any of which may be waived by Parent or Merger Sub in their sole discretion; PROVIDED, HOWEVER, that Merger Sub shall not waive the Minimum Condition without the prior written consent of the Company. The Tender Offer Conditions are for the sole benefit of Parent and Merger Sub and may be asserted by Parent and Merger Sub regardless of the circumstances giving rise to any such Tender Offer Conditions or, except as expressly set forth herein, may be waived by Parent and Merger Sub in whole or in part. Parent and Merger Sub expressly reserve the right to modify the terms of the Offer; PROVIDED HOWEVER, that without the prior written consent of the Company, Merger Sub shall not
(i) reduce the number of shares of Common Stock to be purchased in the Offer,
(ii) reduce the Offer Price, (iii) modify or add to the Tender Offer Conditions,
(iv) change the form of consideration payable in the Offer or (v) make any other change in the terms of the Offer which is materially adverse to the holders of Common Stock. Notwithstanding the foregoing sentence, Merger Sub may, without the consent of the Company, (A) extend the Offer, if at the then scheduled expiration date


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of the Offer any of the conditions to Merger Sub's obligations to purchase the shares of Common Stock have not been satisfied or waived, until the third business day after the day Merger Sub reasonably believes to be the earliest date on which such conditions will be satisfied, (B) extend the Offer from time to time up to a maximum of an aggregate of 30 days beyond the first day all of the Tender Offer Conditions have been met, and/or (C) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer. Notwithstanding the foregoing, (x) the Offer may not, without the Company's written consent, be extended beyond the date of termination of this Agreement pursuant to Section 10.1(a) and (y) the Offer may not, without the Company's prior written consent, be extended pursuant to clause (A) above if the failure to satisfy any condition was caused by a material breach by Parent or Merger Sub of any of their representations, warranties, covenants or agreements set forth in this Agreement. Notwithstanding any thing to the contrary in this Agreement, Parent and Merger Sub agree that if immediately prior to any scheduled expiration date of the Offer, the Regulatory Conditions (as defined in Annex A) shall not have been satisfied, but at such scheduled expiration date each of the other conditions set forth in Annex A (other than the Minimum Condition) shall then be satisfied, at the request of the Company, Merger Sub shall extend the Offer from time to time, subject to the right of Parent, Merger Sub or the Company to terminate this Agreement pursuant to the terms hereof. Upon the terms and subject to the conditions of the Offer, Merger Sub shall, and Parent shall cause Merger Sub to, promptly purchase all shares of Common Stock which are validly tendered on or prior to the expiration of the Offer and not withdrawn. Parent shall provide, or cause to be provided, to Merger Sub on a timely basis all funds necessary to accept for payment, and pay for, all shares of Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.

         (b) As soon as reasonably practicable on the date the Offer is commenced, Parent and Merger Sub shall file, and Parent shall cause Merger Sub to file, with the SEC and disseminate to the holders of shares of Common Stock to the extent required by law a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer. The Schedule 14D-1 shall contain (included as an exhibit) or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and a form of the related letter of transmittal (the "Letter of Transmittal"), as well as all other information and exhibits required by law (which Schedule 14D-1, Offer to Purchase, Letter of Transmittal and such other information and exhibits, together with any supplements or amendments thereto, are referred to herein collectively as the "Offer Documents"). The Company and its counsel shall be given the opportunity to review and comment upon the
Schedule 14D-1 and any amendments thereto prior to their filing with the SEC. The Schedule 14D-1 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Merger Sub with respect to any information supplied by the Company expressly in writing for inclusion or incorporation by reference in the Schedule 14D-1. Parent and Merger Sub agree to promptly provide the Company and its counsel with (i) any comments Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Schedule 14D-1 after the receipt of such


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comments and (ii) copies of any responses by Merger Sub or Parent to such comments. Each of Parent and Merger Sub agrees to promptly correct any information provided by it for use in the Offer Documents that shall be, or have become, false or misleading in any material respect, and Parent and Merger Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Common Stock, in each case as and to the extent required by applicable federal securities laws. In the event that the Offer is terminated or withdrawn by Merger Sub, Parent and Merger Sub shall cause all of the tendered shares of Common Stock to be returned to the registered holders of the shares of Common Stock represented by the certificate or certificates surrendered to the Paying Agent.

         2.2 COMPANY ACTIONS. (a) The Company hereby consents to the Offer and the Merger and represents that (X) its Board of Directors (at a meeting duly called and held) has by the unanimous vote of the directors, (i) determined that each of the Offer and the Merger is (x) advisable and (y) fair to, and in the best interests of, the holders of shares of capital stock of the Company, including but not limited to holders of shares of Common Stock, (ii) approved the Offer and the Merger and approved and adopted this Agreement, the Stockholder Agreements and the transactions contemplated hereby and thereby in accordance with the provisions of the DGCL, (iii) recommended acceptance of the Offer, approval of the Merger and approval and adoption of this Agreement by the stockholders of the Company, (iv) approved the changes in the Options, Company Warrants, Stock Incentive Plans and Stock Plans contemplated by this Agreement, and (v) taken all other applicable action necessary to render (x) Section 203 of the DGCL and any other applicable state takeover statutes and (y) Article VIII of the Company Charter inapplicable to the Offer and the Merger; and (B) Goldman Sachs International has delivered to the Board of Directors of the Company its opinion that the consideration to be received by the holders of Common Stock, other than Parent and Merger Sub, pursuant to the Offer and the Merger is fair to such holders of Common Stock from a financial point of view, subject to the assumptions and qualifications contained in such opinion.

         (b) The Company shall file with the SEC, as soon as practicable on the date of the commencement of the Offer, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing the recommendations referred to in clause (X) of
Section 2.2(a) and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 under the Exchange Act. Parent and Merger Sub and their counsel shall be given the opportunity to review and comment upon the Schedule l4D-9 and any amendments thereto prior to their filing with the SEC. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Merger Sub in writing for inclusion in the Schedule 14D-9. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the
Schedule 14D-9 promptly after the receipt of such comments and shall provide Parent and its counsel an


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opportunity to participate, including by participating with the Company and its counsel in any discussions with the SEC or its staff, in the response of the Company to such comments.

         (c) In connection with the Offer, the Company will promptly furnish Merger Sub with mailing labels, security position listings and any available listing or computer list containing the names and addresses of the record holders of the Common Stock as of the most recent practicable date and shall furnish Merger Sub with such additional information (including, but not limited to, updated lists of holders of Common Stock and their addresses, mailing labels and lists of security positions) and such other assistance as Merger Sub or its agents may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and its Affiliates and associates (as defined in Rule 12b-2 under the Exchange Act) shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated in accordance with Article X, shall promptly deliver to the Company all copies of such information then in their possession and shall certify in writing to the Company their compliance with this Section 2.2(c).

         (d) The Company has been advised that each of its directors and Executive Officers intends to tender pursuant to the Offer all shares of Common Stock owned of record and beneficially by him or her, if any, except to the extent such tender would violate applicable securities laws.

         2.3 COMPOSITION OF THE BOARD OF DIRECTORS. (a) Promptly upon the acceptance for payment of, and payment by Merger Sub in accordance with the Offer for, shares of Common Stock equal to at least a majority of the outstanding shares of Common Stock, pursuant to the Offer, Merger Sub shall be entitled to designate up to such number of directors on the Board of Directors of the Company, rounded up to the next whole number, as will give Merger Sub, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, representation on such Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock beneficially owned by Merger Sub and Parent and the denominator of which shall be the number of shares of Common Stock then outstanding, and the Company and its Board of Directors shall, at such time, take any and all such action needed to cause Merger Sub's designees to be appointed to the Company's Board of Directors (including using its reasonable best efforts to cause directors to resign). Subject to applicable law, the Company shall take all action requested by Parent which is reasonably necessary to effect any such election, including mailing to its stockholders an information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder (the "Information Statement"), and the Company agrees to make such mailing with the mailing of the
Schedule 14D-9 so long as Merger Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Merger Sub's designees. Parent or Merger Sub will be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. In furtherance thereof, the Company will increase the size of the Company's


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Board of Directors (subject to the limitations set forth in the Company Charter and By-Laws), or use its reasonable efforts to secure the resignation of directors, or both, as is necessary to permit Merger Sub's designees to be elected to the Company's Board of Directors. At the Effective Time, the Company, if so requested, will use its reasonable efforts to cause persons designated by Merger Sub to constitute the same percentage of each committee of such board, each board of directors of each Subsidiary and each committee of each such board (in each case to the extent of the Company's ability to elect such persons and subject to any applicable stock exchange regulations).

         (b) Following the election or appointment of Merger Sub's designees pursuant to this Section 2.3 and prior to the Effective Time, any amendment or termination of this Agreement or the Company Charter or By-Laws, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent and Merger Sub or waiver of any of the Company's rights hereunder, and any other consent or action by the Board of Directors hereunder, will require the concurrence of a majority (which shall be at least two) of the directors of the Company then in office who are directors on the date hereof and who voted to approve this Agreement or are designated by a majority of the directors of the Company who are directors on the date hereof and who voted to approve this Agreement.


                                   ARTICLE III

                                   The Merger

         3.1. THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, the Merger Sub shall be merged with and into the Company in accordance with the provisions of Section 251 of the DGCL and with the effect provided in Sections 259 and 261 of the DGCL. The separate corporate existence of Merger Sub shall thereupon cease and the Company shall be the Surviving Corporation and shall continue its corporate existence as a Subsidiary of Parent and shall continue to be governed by the laws of the State of Delaware. The name of the Surviving Corporation shall be "@Entertainment, Inc."

          3.2. EFFECTIVE TIME. The Merger shall become effective on the date and at the time (the "Effective Time") that the Certificate of Merger shall have been accepted for filing by the Secretary of State of the State of Delaware (or such later date and time as may be specified in the Certificate of Merger as Parent, Merger Sub and the Company may agree), which shall be on the Closing Date or as soon as practicable thereafter.

         3.3. CLOSING. Subject to the fulfillment or waiver of the conditions set forth in Article IX, the Closing shall take place at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York, at 10:00 a.m. on the earliest practicable date (but no later than the fifth business day) following the satisfaction or waiver of the conditions set forth in Article IX (other than those conditions to be satisfied or waived at the Closing) or at such other place and/or time and/or on such other date as Parent, Merger Sub and the Company may agree.


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                                   ARTICLE IV

                                 Terms of Merger

         4.1. CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Merger Sub (amended to change the name of Merger Sub to "@Entertainment, Inc.") in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and of the DGCL.

         4.2. THE BY-LAWS. The by-laws of Merger Sub immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, until duly amended in accordance with the terms thereof, of the Certificate of Incorporation of the Surviving Corporation and of the DGCL.

         4.3. DIRECTORS. The directors of Merger Sub immediately prior to the Effective Time, shall be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and by-laws.

         4.4. OFFICERS. The officers of the Company immediately prior to the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and by-laws.


                                    ARTICLE V

                       Share Consideration; Conversion or
                      Cancellation of Shares in the Merger

         5.1. SHARE CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER. Subject to the provisions of this Article V, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders thereof, the shares, options and warrants of the constituent corporations shall be converted or canceled as follows:

         (a) Each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

         (b) Each share of Common Stock then issued and outstanding (other than (i) any shares of Common Stock which are held by any Subsidiary or in the treasury of the Company, or which are held, directly or indirectly, by Parent or any direct or indirect Subsidiary of Parent (including Merger Sub), all of which shall be canceled and none of which shall receive any payment with respect thereto and (ii) shares of Common Stock held by Dissenting Stockholders) shall be canceled and converted into and represent the right to receive an amount in cash, without interest, equal to the Offer Price for each share of Common Stock pursuant to the Offer (the "Merger Consideration").

         (c) Each Company Preference Share shall be canceled and no further consideration shall be payable in respect thereof.

         5.2. SURRENDER OF CERTIFICATES; PAYMENT. The manner of making payment for Shares in the Merger shall be as follows:

                  (a) (i) Prior to the Effective Time, Parent shall designate a bank or trust company located in the United States reasonably satisfactory to the Company to act as Paying Agent (the "Paying Agent") for the holders of shares of Common Stock in connection with the Merger and to receive the funds which holders of shares of Common Stock will be entitled to receive pursuant to Section 5.1(b). Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Common Stock (the "Company Certificates") (other than those which are held by any Subsidiary of the Company or in the treasury of the Company or which are held directly or indirectly by Parent or any direct or indirect Subsidiary of Parent (including Merger
                  Sub)) (1) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon proper delivery of the Company Certificates to the Paying Agent) and (2) instructions for use in effecting the surrender of the Company Certificates for payment therefor. Upon surrender of Company Certificates for cancellation to the Paying Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Company Certificates shall be entitled to receive the Merger Consideration deliverable in respect thereof and the Company Certificates shall forthwith be cancelled. Until so surrendered, Company Certificates shall represent solely the right to receive the Merger Consideration payable in respect of the shares of Common Stock represented thereby.

                           (ii) If the Merger Consideration is to be paid to or issued in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Company Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the foregoing or shall establish to the reasonable satisfaction of the Paying Agent that such tax has been paid or is not applicable.

           (b) In the event that any Company Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Paying Agent will deliver to the Person delivering such affidavit the Merger Consideration payable in respect of the Common Shares represented by such lost, stolen or destroyed Company Certificates.

         (c) Concurrently with or immediately prior to the Effective Time, Parent shall, or shall cause Merger Sub to, shall deposit in trust with the Paying Agent cash in United States dollars in an aggregate amount equal to the product of (i) the number of shares of Common Stock outstanding immediately prior to the Effective Time (other than shares of Common Stock which are held by any Subsidiary or in the treasury of the Company or which are held directly or indirectly by Parent or any direct or indirect Subsidiary of Parent (including Merger Sub) or a Person known at the time of such deposit to be a Dissenting Stockholder) and (ii) the Merger Consideration (such amount being hereinafter referred to as the "Payment Fund"). The Payment Fund shall be invested by the Paying Agent as directed by Parent in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Ratings Group or certificates of deposit, bank repurchase agreements or bankers' acceptances of a commercial bank having at least $100,000,000 in assets (collectively "Permitted Investments") or in money market funds which are invested in Permitted Investments, and any net earnings with respect thereto shall be paid to Parent as and when requested by Parent. The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 5.1(b) hereof out of the Payment Fund. The Payment Fund shall not be used for any other purpose except as otherwise agreed to by Parent. Promptly following the date which is six months after the Effective Time, the Paying Agent shall return to the Surviving Corporation all cash, certificates and other instruments in its possession that constitute any portion of the Payment Fund (other than net earnings on the Payment Fund which shall be paid to Parent), and the Paying Agent's duties shall terminate. Thereafter, each holder of a Company Certificate may surrender such Company Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without interest, but shall have no greater rights against the Surviving Corporation or Parent than may be accorded to general creditors of the Surviving Corporation or Parent under applicable law. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of shares of Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

         5.3. TRANSFER OF COMPANY SHARES AFTER THE EFFECTIVE TIME. No transfers of Common Stock shall be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time. No transfer of shares of Common Stock shall be made on the stock transfer books of the Surviving Corporation. Company Certificates presented to the Surviving Corporation after the Effective Time shall be canceled and exchanged for cash as provided in this Article V. At and after the Effective Time, each holder of a Company Certificate shall cease to have any rights as a stockholder of the Company, except for, in the case of a holder of a Company Certificate (other than shares to be canceled pursuant to Section 5.1(b) hereof and other than shares held by Dissenting Stockholders), the right to surrender his or her Company Certificate in exchange for payment of the Merger Consideration or, in the case of a Dissenting Stockholder, to perfect his or her right to receive payment for his or her shares pursuant to

Delaware law if such holder has validly perfected and not withdrawn his or her right to receive payment for his or her shares.

         5.4 DISSENTING STOCK. Notwithstanding anything contained in this Agreement to the contrary but only to the extent required by the DGCL, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by holders of Common Stock who comply with all the provisions of the law of the State of Delaware concerning the right of holders of Common Stock to dissent from the Merger and require appraisal of their shares of Common Stock (such holders, "Dissenting Stockholders") shall not be converted into the right to receive the Merger Consideration but shall become the right to receive such consideration as may be determined to be due such Dissenting Stockholder pursuant to the law of the State of Delaware; PROVIDED, HOWEVER, that (i) if any Dissenting Stockholder shall subsequently deliver a written withdrawal of his or her demand for appraisal (with the written approval of the Surviving Corporation, if such withdrawal is not tendered within 60 days after the Effective Time), or (ii) if any Dissenting Stockholder fails to establish and perfect his or her entitlement to appraisal rights as provided by applicable law, or (iii) if within 120 days of the Effective Time neither any Dissenting Stockholder nor the Surviving Corporation has filed a petition demanding a determination of the value of all shares of Common Stock outstanding at the Effective Time and held by Dissenting Stockholders in accordance with applicable law, then such Dissenting Stockholder or Dissenting Stockholders, as the case may be, shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have been converted into the right to receive, as of the Effective Time, the applicable Merger Consideration, without interest, as provided in Section 5.2, and such shares shall no longer be Dissenting Shares. The Company shall give Parent and Merger Sub (x) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company, and (y) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Parent, settle or offer to settle any such demand.

                  5.5 STOCK OPTION AND OTHER PLANS; COMPANY WARRANTS. (a) To the extent that Options and Company Warrants were not cancelled pursuant to Section 8.11, prior to the Effective Time, each of the Board of Directors of the Company (or, if appropriate, any committee thereof) and the Company shall use its best efforts to obtain the consent of all of the holders of Options heretofore granted under any Stock Plans to provide for the cancellation, effective at the Effective Time, of all the outstanding Options, as follows: Immediately prior to the Effective Time, each Option, whether or not then vested or exercisable, and each Company Warrant, whether or not then vested or exercisable, shall no longer be exercisable for the purchase of shares of Common Stock but shall entitle each holder thereof, in cancellation and settlement therefor, to payments in cash, subject to any applicable withholding taxes, of the Cash Payment, at the Effective Time, equal to the product of (x) the total number of shares of Common Stock subject to such Option (or Company Warrant, as the case may be) as to which such Option (or Company Warrant) could have been exercisable and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock subject to such Option (or Company Warrant), each such Cash Payment to be paid to each holder of an outstanding Option or Company Warrant, as the case may be, at the Effective Time. The Company will ensure that any then-outstanding stock appreciation rights or limited stock appreciation rights shall be canceled as of immediately prior to the Effective Time without any payment therefor. As provided herein, the Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary (collectively with the Stock Plans, referred to as the "Stock Incentive Plans") shall terminate as of the Effective Time. The Company will ensure that neither the Company nor any of its Subsidiaries is or will be bound by any Options, other options, Company Warrants, other warrants, rights or agreements which would entitle any Person, other than Parent or its Affiliates (including Merger Sub), to own any capital stock of the Surviving Corporation or any of its Subsidiaries or to receive any payment in respect thereof. The Company will ensure that after the Effective Time, the only rights of the holders of Options to purchase shares of Common Stock or Company Warrants in respect of such Options and Company Warrants will be to receive the Cash Payment in cancellation and settlement thereof.

                  (b) All Stock Plans shall terminate as of the Effective Time and the provisions in any other Employee Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall use its reasonable best efforts to ensure that following the Effective Time no holder of an option to purchase Common Stock or any participant in any Stock Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation.


                                   ARTICLE VI

                  Representations and Warranties of the Company

      The Company hereby represents and warrants to Parent and Merger Sub:

         6.1. ORGANIZATION, ETC. OF THE COMPANY. The Company is a corporation duly organized, validly existing and, except as set forth in Schedule 6.1 to the Company Disclosure Statement, in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and proposed by the Company to be conducted. The Company is duly qualified and in good standing in each other jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to be so qualified or in good standing has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent and Merger Sub complete and correct copies of the Company Charter and By-Laws and the certificate of incorporations, by-laws or other similar organizational documents of its Subsidiaries, in each case as amended to the date of this Agreement. The respective certificates of incorporation and by-laws or other similar organizational documents of the Subsidiaries do not contain any provision limiting or otherwise restricting the ability of the Company to control such Subsidiaries other than as required under Polish law.

         6.2. SUBSIDIARIES. Schedule 6.2 of the Company Disclosure Statement contains a complete and accurate list of all of the Subsidiaries of the Company as of the date hereof. Each

Subsidiary of the Company is a corporation or other legal entity duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership or similar power and authority to own its properties and conduct its business and operations as currently conducted. Except as set fourth in Schedule 6.2 of the Company Disclosure Statement, each Subsidiary of the Company is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         6.3. AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement and the consummation of the transactions contemplated hereby have been duly authorized and unanimously approved by the Board of Directors of the Company and have been duly authorized by all other necessary corporate action on the part of the Company, and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby except for the approval of the Company's stockholders contemplated by Section
8.4. This Agreement has been duly executed and delivered by a duly authorized officer of the Company and (assuming the due execution and delivery of this Agreement by the other parties hereto) constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be subject to bankruptcy, insolvency and other similar laws effecting debtors' rights or creditors' rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief may not be available. The Board of Directors of the Company has approved the transactions contemplated by this Agreement, including the Merger, so as to render the provisions of (x) Section 203 of the DGCL and (y) Article VIII of the Company Charter, inapplicable to the transactions contemplated by this Agreement and to Parent and Merger Sub in connection with this Agreement. The Board of Directors of the Company has directed that this Agreement be submitted to the stockholders of the Company for their approval. The affirmative approval, by vote or written consent, of the holders of Company Common Stock representing a majority of the votes that may be cast by such holders, and the holders of each class of Company Preference Shares (voting as separate classes) representing 66 2/3% of the votes that may be cast by the holders of each such class of Company Preference Shares, are the only votes of the holders of any class or series of capital stock of the Company necessary to approve and adopt this Agreement and approve the Merger.

         6.4. PERMITS; COMPLIANCE. Except as disclosed in Schedule 6.4 of the Company Disclosure Statement, the Company and its Subsidiaries possess such permits, licenses, approvals, concessions, consents and other authorizations (including, without limitation, all permits required for the operation of the business of the Company and its Subsidiaries by the Republic of Poland and the United Kingdom) (collectively, "Governmental Licenses") issued by the appropriate Governmental Body or self regulatory organizations necessary to conduct the business now operated by them except where the failure to possess such Governmental Licenses would not, singly or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or materially delay the consummation of the transactions contemplated by this

Agreement; the Company and its Subsidiaries, except as disclosed in Schedule 6.4 of the Company Disclosure Statement and except where the failure to so comply would not, singly or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or materially delay the consummation of the transactions contemplated by this Agreement, are in compliance with the terms and conditions of all such Governmental Licenses; all of the Governmental Licenses are valid and in full force and effect, except as disclosed in Schedule
6.4 to the Company Disclosure Statement and except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not reasonably be expected to (i) have a Material Adverse Effect, or (ii) prevent or materially delay the consummation of the transactions contemplated by this Agreement; and except as disclosed in Schedule 6.4 to the Company Disclosure Statement, neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or materially delay the consummation of the transactions contemplated by this Agreement. To the knowledge of the Company, except as described in Schedule 6.4 of the Company Disclosure Statement, there exists no reason or cause that could justify the variation, suspension, cancellation or termination of any such Governmental Licenses held by the Company or any of its Subsidiaries with respect to the construction or operation of their respective businesses, which variation, suspension, cancellation or termination could reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

         6.5. OPINION OF THE COMPANY'S FINANCIAL ADVISOR. The Board of Directors of the Company has received the written opinion, dated as of the date hereof, of Goldman Sachs International to the effect that the Merger is fair to the stockholders of the Company from a financial point of view, subject to the assumptions and qualifications contain in such opinion, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent.

         6.6. CAPITAL STOCK. (a) Each of the authorized, issued and outstanding shares of capital stock of the Company as of the date hereof is as set forth in
Schedule 6.6 to the Company Disclosure Statement. The shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company. Except as disclosed in
Section 6.6 of the Company Disclosure Statement, (i) there are no shares of capital stock of the Company authorized, issued or outstanding and (ii) there are not as of the date hereof, and at the Effective Time there will not be, any outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Common Stock or any other shares of capital stock of the Company, pursuant to which the Company is or may become obligated to issue shares of Common Stock, any other shares of its capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock of the Company. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries on any matter ("Voting Debt"). After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of Common Stock of the Surviving Corporation pursuant to any Employee Plan.

                  (b) No class of capital stock of the Company is entitled to pre-emptive rights.

                  (c) The outstanding Options and Company Warrants are as set forth in Schedule 6.6 to the Company Disclosure Statement. There are no Company Warrants or Options held in the treasury of the Company.

                  (d) Except as disclosed in Schedule 6.6 of the Company Disclosure Statement, all of the issued and outstanding capital stock of each Subsidiary of the Company has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company, directly or through its Subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity and none of the outstanding shares of capital stock of such Subsidiaries was issued in violation of any preemptive or similar rights arising by operation of law, or under the statute or by-laws (or other similar organizational documents) of any Subsidiary of the Company or under any agreement to which the Company or any of its Subsidiaries is a party. No shares of capital stock of any of the Subsidiaries are reserved for issuance and there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the capital stock of any Subsidiary of the Company, pursuant to which such Subsidiary is or may become obligated to issue any shares of capital stock of such Subsidiary or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of such Subsidiary. Except as disclosed in Schedule 6.6 of the Company Disclosure Statement and except as required by applicable Law, there are no restrictions of any kind which prevent the payment of dividends by any of the Subsidiaries of the Company. Except as disclosed in Schedule 6.6 of the Company Disclosure Statement, the Company does not own, directly or indirectly, any capital stock or other equity interest in any Person or have any direct or indirect equity or ownership interest in any Person and neither the Company nor any of its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan, capital contribution or otherwise) to or in any Person. The Company's Subsidiaries have no Voting Debt.

         6.7. LITIGATION. Except as disclosed in the Company SEC Reports filed prior to the date hereof or as set forth in Schedule 6.7 to the Company Disclosure Statement, there are, as of the date hereof, no actions, proceedings, suits, inquiries or investigations before or by any Governmental Body or any arbitrator or any other alternative dispute resolution forum, now pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, except actions, proceedings, suits, inquiries or investigations which, individually or in the aggregate, would not reasonably be expected, if adversely determined to (a) have a Material

Adverse Effect or (b) prevent or materially delay the consummation of the transactions contemplated by this Agreement. Except as disclosed in the Company SEC Reports filed prior to the date hereof, neither the Company nor any of its subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which could reasonably be expected to have a Material Adverse Effect.

         6.8. COMPLIANCE WITH OTHER INSTRUMENTS, ETC.; NO CONFLICT. Neither the Company nor any Subsidiary of the Company is (1) in violation of its charter or statute, as applicable, or by-laws (or other similar organizational documents),
(2) in violation or default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which or any of them may be bound, or to which any of the property or assets of the Company or any of its subsidiaries is subject (collectively, "Agreements and Instruments"), except, with respect to clause (2) only, for such violations or defaults which, whether individually or in the aggregate, do not or would not reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or materially delay the consummation of the transactions contemplated by this Agreement. Assuming (i) the approval of the Company's stockholders as contemplated by Section 8.4, (ii) the filings required under the Exchange Act relating to the Offer, the Proxy Statement and the Merger, (iii) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the DGCL, and (iv) the approval from the Governmental Bodies listed on Schedule 6.8 of the Company Disclosure Statement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in any violation of or conflict with, or constitute a default under, the charter, bylaws or other organizational documents of the Company (or any of its Subsidiaries) or (ii) result in any violation of or conflict with or require any consent, waiver, or notice under any Law. Except as set forth in Section 6.8 of the Company Disclosure Statement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation of or conflict with, constitute a default under, require any consent, filing, waiver or notice under any term of, or result in the reduction or loss of any benefit or the creation or acceleration of any right or obligation under, any agreement, note, bond, mortgage, indenture, contract, lease, Governmental License or other obligation or right (excluding options, restricted stock, employment contracts and other employee related obligations or rights which are addressed in Section 6.9) to which the Company or any of its Subsidiaries is a party or by which any of the assets or properties of the Company or any of its Subsidiaries is bound, or any instrument or Law, or result in the creation of (or impose any obligation on the Company or any of its Subsidiaries to create) any mortgage, lien, charge, security interest or other encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to any such term, except where any of the foregoing, individually or in the aggregate, does not and would not reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

         6.9. EMPLOYEE BENEFIT PLANS. (a) Schedule 6.9 of the Company Disclosure Statement sets forth as of the date hereof a true and complete list of each material "employee benefit plan" (as defined in Section 3(3) of ERISA) of the Company and its Subsidiaries in which current or former employees, agents, directors, or independent contractors of the Company or its

Subsidiaries ("Employees") participate or pursuant to which the Company or any of its Subsidiaries may have a liability with respect to Employees (each, an "Employee Plan"). Except as disclosed on the Company Disclosure Statement, each Employee Plan is exempt from coverage under ERISA pursuant to Section 4(b)(4) of ERISA, and neither the Company nor any of its Subsidiaries has any commitment to establish any additional Employee Plans or to modify or change materially any existing Employee Plan. The Company has made available to Parent with respect to each Employee Plan: (i) a true and complete copy of all written documents comprising such Employee Plan (including amendments and individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of such Employee Plan; and (ii) the most recent financial statements and actuarial reports, if any.

                  (b) Each Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable local Laws, and all contributions required to be made to the Employee Plans have been made in a timely fashion, except where such failure to establish, maintain or comply, or to make such contributions, individually or in the aggregate, does not and would not reasonably be expected to have a Material Adverse Effect on the Company.

                   (c) Except as set forth in Schedule 6.9 of the Company
                  Disclosure Statement, the Company has not at any time in the past five years contributed to or been obligated to contribute to a "multiemployer plan" (as defined in Section 3(37) of ERISA) or a "multiple employer plan" described in
                  Section 4063(a) of ERISA.

                   (d) Except as set forth in Section 5.5 and in Schedule 6.9 of the Company Disclosure Statement, none of the execution or delivery of this Agreement, stockholder approval of the Merger by the stockholders of the Company at the Company Stockholders' Meeting or otherwise, or the consummation of the transactions contemplated hereby or thereby (either alone or together with any additional or subsequent events), constitutes an event under any Employee Plan, loan to, or individual agreement or contract with, an Employee that may result in any material payment (whether of severance pay or otherwise), restriction or limitation upon the assets of any Employee Plan, acceleration of payment or vesting, increase in benefits or compensation, or required funding, with respect to any Employee, or the forgiveness of any loan or other commitment of any Employees.

                   (e) There are no actions, suits, arbitrations, inquiries,
                  investigations or other proceedings (other than routine claims for benefits) pending or, to the Company's knowledge, threatened, with respect to any Employee Plan, except for any of the foregoing that do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                   (f) No material amounts paid or payable by the Company or any
                  Subsidiary of the Company to or with respect to any Employee (including any such amounts that may be payable as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby) will fail to be deductible for United States federal income tax purposes by reason of Section 280G of the Code.

                   (g) Except as set forth in Schedule 6.9 of the Company
                  Disclosure Statement, there are no agreements with, or pending petitions for recognition of, a labor union or association as the bargaining agent for any of the employees of the Company or any of its Subsidiaries; no such petitions have been pending at any time within two years of the date of this Agreement and, to the knowledge of the Company, there has not been any organizing effort by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries as their bargaining agent at any time within two years of the date of this Agreement. There are no labor strikes, work stoppages or other labor troubles, other than routine grievance matters, now pending, or, to the Company's knowledge, threatened, against the Company or any of its Subsidiaries which have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and there have not been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to the Company or any of its Subsidiaries at any time within two years of the date of this Agreement. Except as set forth on Schedule 6.9 of the Company Disclosure Statement, the Company and its Subsidiaries are in substantial compliance with all applicable Laws respecting employment and employment practices, terms and conditions and wages and hours.

         6.10. TAXES. Except as set forth on Schedule 6.10 to the Company Disclosure Statement:

                  (a) The Company and its Subsidiaries have timely filed or caused to be timely filed all income Tax Returns and all material other United States federal, state, county, local and foreign Tax Returns required to be filed by or with respect to them. Such Tax Returns have accurately reflected all liability for Taxes of the Company and its Subsidiaries for the periods covered thereby in all material respects. All Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis. The amount of the liability of the Company and its Subsidiaries for unpaid Taxes or all periods ending on or before December 31, 1998, does not, in the aggregate, exceed the amount of the current liability accrual for Taxes (including reserves for deferred Taxes) reflected on the Company's December 31, 1998 balance sheet.

                  (b) There are no material Tax assessments or adjustments that have been asserted against the Company or its Subsidiaries for any period.

                  (c) There are no audits, examinations, actions, suits, proceedings, investigations, claims or assessments pending or threatened to the knowledge of the officer of the Company and each Subsidiary responsible for tax matters, against the Company or any of its Subsidiaries for any alleged deficiency in any Tax (a "Tax Controversy") and the Company has not been notified in writing of any proposed material Tax Controversy against the Company or any of its Subsidiaries (other than a Tax Controversy set forth in Schedule 6.10 of the Company Disclosure Statement which is being contested in good faith or which is immaterial in amount). There are no material "deferred intercompany transactions" or "intercompany transactions" the gain or loss in which has not yet been taken into account under the consolidated return Treasury Regulations currently or previously in effect. Neither the Company nor any of its Subsidiaries have been included in any "consolidated," "unitary" or "combined" Tax Return provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired. The Company has delivered to Parent correct and complete copies of all United States federal, state, and foreign income Tax Returns (to the extent filed as of the date hereof or, if not filed, correct and complete copies of extensions thereof), examination reports, statements of deficiencies assessed against or agreed to by the Company and any of its Subsidiaries, or any other similar correspondence from a taxing authority, relating to taxable years 1996 and 1997.

                  (d) There are no liens for Taxes on the assets of the Company or any of its Subsidiaries, except for statutory liens for current Taxes not yet due and payable.

                  (e) (i) Neither the Company nor any of its Subsidiaries (A) has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company or any of its Subsidiaries.

                      (ii) All Taxes which the Company or any of its
                  Subsidiaries is (or was) required by law to withhold or collect (other than immaterial amounts) have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

                      (iii) No claim has ever been made by any taxing
                  authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

                      (iv) There are no tax sharing, allocation,
                  indemnification or similar agreements (excluding customary Tax gross-up clauses contained in financing agreements and excluding commercial agreements entered into in the ordinary course of business requiring payments to be made net of taxes) in effect as between the Company or its Subsidiaries or any predecessor or affiliate thereof and any other party under which the Company, Parent or Merger Sub could be liable for Taxes or other claims of any party.

                      (v) Neither the Company nor any of its Subsidiaries
                  has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality.

                      (vi) No election under Section 341(f) of the Code has
                  been made or shall be made prior to the Effective Time to treat the Company or any of its Subsidiaries as a consenting corporation, as defined in Section 341 of the Code.

                      (vii) Neither the Company nor any of its Subsidiaries
                  is a party to any agreement that would require the Company or any of its subsidiaries or any affiliate thereof to make any payment that would constitute an "excess parachute payment" for purposes of Sections 280G and 4999 of the Code.

                      (viii) Neither the Company nor any of its
                  Subsidiaries is a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

                  (f) For purposes of this Agreement, the term "Tax" means any United States federal, state, county or local, or foreign or provincial income, gross receipts, profits, capital gains, capital stock, occupation, severance, stamp, withholding, property, sales, use, license, excise, franchise, employment, payroll, value added, alternative or added minimum, ad valorem or transfer tax, or any other tax, levy, custom, duty or governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Body, and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity. The term "Tax Return" means a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with any Governmental Body with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

         6.11. INTELLECTUAL PROPERTY. Except as disclosed in Schedule 6.11 to the Company Disclosure Statement, the Company and its Subsidiaries own or have a valid and enforceable license to use the rights to all patents, trademarks, tradenames, service marks and copyrights, together with any registrations and applications therefor, licenses, inventions, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, "Intellectual Property") used in and necessary to carry on the business now operated by them; PROVIDED, HOWEVER, that the enforceability of such license may be subject to bankruptcy, insolvency and other, similar laws effecting debtors' rights or creditors' rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief may not be available. Except as disclosed on Schedule 6.11 of the Company Disclosure Statement, the operation of the business of the Company and its Subsidiaries as currently conducted requires no material rights of performance or display or their equivalent or to the knowledge of the Company, other rights, including, but not limited to, "moral rights" under copyrights other than copyrights owned by the Company or its Subsidiaries or licensed by any of them pursuant to license agreements. Except as disclosed in
Schedule 6.11 to the Company Disclosure Statement, neither the Company nor any of its Subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its Subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.

         6.12. REPORTS AND FINANCIAL STATEMENTS. (a) The Company and PCI have filed all forms, reports and documents with the SEC required to be filed by them since January 1, 1997 pursuant to the federal securities laws and the SEC rules and regulations thereunder (collectively, the "Company SEC Reports"). None of the Company SEC Reports, as of their respective dates, contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included in the Company SEC Reports present fairly, in all material respects, the results of operations and the changes in financial position of the Company and its Subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments. All of the Company SEC Reports, as of their respective dates, complied as to form in all material respects with the requirements of the Exchange Act, the Securities Act and the applicable rules and regulations thereunder.

                  (b) Except (i) as and to the extent disclosed or reserved against on the balance sheet of the Company as of December 31, 1998 included in the Company SEC Reports or (ii) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement and not involving borrowing by the Company or its Subsidiaries, the Company does not have any liabilities or obligations of any nature, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on the Company.

         6.13. ABSENCE OF CERTAIN CHANGES OR EVENTS. During the period since December 31, 1998, except as disclosed in the Company SEC Reports filed prior to the date hereof:

                  (a) the business of the Company and its Subsidiaries has been conducted only in the ordinary course, consistent with past practice, except for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and except as otherwise expressly permitted or required by this Agreement;

                  (b) neither the Company nor any of its Subsidiaries has taken any action or omitted to take any action, or entered into any contract, agreement, commitment or arrangement to take any action or omit to take any action, which, if taken or omitted after the date hereof, would violate Section 8.1; and

                  (c) there has not been, and, to the best knowledge of the Company, nothing has occurred that would reasonably be expected to have, a Material Adverse Effect.

         6.14. AFFILIATED TRANSACTIONS, REGISTRATION RIGHTS AND CERTAIN OTHER AGREEMENTS. Set forth in Schedule 6.14 of the Company Disclosure Statement is an accurate and complete listing, as of the date hereof, of (a) all contracts, leases, agreements or understandings, whether written or oral, to which the Company or any of its Subsidiaries is a party or is otherwise bound which contain any restriction or limitation on the ability of the Company or any of its Affiliates (other than the Stockholders and their non-Company Affiliates) to engage in any business anywhere in the world, other than (i) any such contracts, leases, agreements or understandings the loss or breach of which, individually or in the aggregate, does not and would not reasonably be expected to have a Material Adverse Effect, (ii) the financing documents set forth on Schedule 6.18 to the Company Disclosure Statement and (iii) geographical, functional and temporal limitations in programming contracts and licenses and (b) all contracts, leases, agreements or understandings, whether written or oral, giving any Person the right to require the Company to register securities or any type or to participate in any registration of securities of any type. The Company has previously provided or made available to Parent true and complete copies of each of the foregoing agreements. Except as disclosed in the Company SEC Reports, there are no relationships or transactions of a type required to be disclosed in the Company SEC Reports pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.

         6.15. BROKERS AND FINDERS. Except for the fees and expenses payable to Goldman Sachs International (whose fees and expenses will be paid by the Company), which fees and expenses are reflected in its agreements with the Company, copies of which have been furnished to Parent by the Company, no agent, broker, Person or firm acting on behalf of the Company is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

         6.16. PROXY STATEMENT, SCHEDULE 14D-9 AND SCHEDULE 14D-1. The definitive proxy statement and related materials, if required, to be furnished to the holders of Common Stock in connection with the Merger pursuant to Section
8.3 hereof (the "Proxy Statement") and the Information Statement will comply in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. If at any time prior to the Company Stockholders' Meeting any event occurs which should be described in an amendment or supplement to the Proxy Statement, the Company will file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. Prior to its filing with the SEC, the amendment or supplement shall be delivered to Parent and Merger Sub and their counsel. None of the information supplied by the Company for inclusion or incorporation by reference in (i) the documents pursuant to which the Offer will be made, including the Offer Documents, or
(ii) the Proxy Statement, will, in the case of the Offer Documents, at the respective times the Offer Documents are filed with the SEC, or in the case of the Proxy Statement at the date such information is supplied and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstance under which they are made, not misleading. None of the information supplied by the Company in the Schedule 14D-9, at the respective times the Schedule 14D-9 is filed with the SEC, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made with respect to any information with respect to Parent, Merger Sub or their officers, directors or affiliates provided to the Company by Parent or Merger Sub expressly in writing for inclusion or incorporation by reference in the Schedule 14D-9, the Proxy Statement or the Information Statement. The Schedule 14D-9 will comply in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. If at any time prior to the expiration or termination of the Offer any event occurs which should be described in an amendment or supplement to the Schedule l4D-9 or any amendment or supplement thereto, the Company will file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. Prior to its filing with the SEC, the amendment or supplement shall be delivered to Parent and Merger Sub and their counsel.

         6.17. TITLE TO ASSETS. Except as reflected in the Company's financial statements as of December 31, 1998 or disclosed in Schedule 6.17 of the Company Disclosure Statement, the Company and each of its Subsidiaries has good and marketable title to (or in the case of leases or other contracts, the full and unencumbered right to exercise its rights under such leases or other agreements) the properties and assets used by it, free and clear of all mortgages, deeds of trust, liens, security interests, pledges, encumbrances, encroachments, easements, leases, agreements, covenants, charges, restrictions, option, joint ownership or adverse claims or rights whatsoever (collectively, "Liens"), except for Permitted Liens, and except for properties and assets disposed of in the ordinary course of business since December 31, 1998. "Permitted Liens" means:
(i) rights of lessors or lessee under the terms of leases (x) which have been disclosed to Parent in this Agreement or Schedule 6.17 of the Company Disclosure Statement or (y) for office equipment entered into in the ordinary course of business; (ii) Liens for Taxes not yet due or payable; (iii) Liens reflected in the Company SEC Reports; (iv) Liens imposed by applicable law and incurred in the ordinary course of business for obligations not yet due and payable to laborers, materialmen and the like; (v) zoning and other restrictions, variances, covenants, rights-of-way, encumbrances, easements and or other minor irregularities of title, none of which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the value of any of the real property of the Company, or would impair in any material respect the ability of the Company or the relevant Subsidiary of the Company to sell such property for its current use, (vi) with respect to items of personal property, unperfected purchase money security interests existing in the ordinary course of business without the execution of a security agreement and (vii) Liens which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

         6.18. CONTRACTS. Schedule 6.18 of the Company Disclosure Statement sets forth the following oral or written contracts and other agreements to which the Company or any of its Subsidiaries is a party:

                  (a) any agreement (or group of related agreements, with the same third party or any of its Affiliates) for the lease of personal property providing for lease payments in excess of One Hundred Thousand Dollars ($100,000) per annum;

                  (b) any agreement (or group of related agreements for the purchase or sale of supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which involve consideration in excess of One Hundred Thousand Dollars ($100,000) per annum; PROVIDED, HOWEVER, that this clause (b) shall not include any employment agreement included pursuant to clause (e) below or excluded from clause (e) below by virtue of the monetary threshold set forth therein;

                  (c) any agreement concerning a partnership or joint venture;

                  (d) any agreement (or group of related agreements, with the same third party or any of its Affiliates) under which the Company or any of its Subsidiaries has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of One Hundred Thousand Dollar ($100,000) per annum or under which it has imposed a lien on any of its material assets, tangible or intangible;

                  (e) any agreement with an employee of the Company or any of its Subsidiaries, providing for a base salary per annum in excess of One Hundred Thousand Pounds Sterling
                  ((pound)100,000);

                  (f) any other agreement (or group of related agreements with the same third party) the performance of which involves consideration in excess of One Hundred Thousand Dollars ($100,000) per annum; PROVIDED HOWEVER, that this clause
                  (f) shall not include any employment agreement excluded from clause (e) above by virtue of the monetary threshold set forth therein.

                  The foregoing are referred to hereafter as the "Material Contracts". With respect to the Material Contracts, except as set forth in Schedule 6.18 of the Company Disclosure Statement: (i) all are in full force and effect against the Company or any of its Subsidiaries in accordance with their terms, except that such enforceability may be subject to bankruptcy, insolvency and other similar laws effecting debtors' rights or creditors' rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief may not be available; (ii) neither the Company nor any of its Subsidiaries and to the Company's knowledge no other party thereto is, in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; (iii) neither the Company nor any of its Subsidiaries has assigned any of its rights or obligations under any of the Material Contracts; (iv) neither the Company nor any of its Subsidiaries has received any outstanding notice of cancellation or termination in connection with any of them; and (v) neither the Company nor any of its Subsidiaries is, and to the Company's knowledge no party thereto is the subject of bankruptcy proceedings, nor has had a trustee appointed on its behalf or is insolvent. The Company has delivered to the Parent and Merger Sub a correct and complete copy of each written Material Contract (as amended to the date of this Agreement), except for the Coop Agreements and Conduit Agreements listed on Schedule 6.11 of the Company Disclosure Statement, and a written summary setting forth the terms and conditions of each oral agreement constituting a Material Contract referred to in
         Schedule 6.18 of the Company Disclosure Statement.

         6.19. COMPLIANCE. Except as set forth in Schedule 6.19 of the Company Disclosure Statement, neither the Company or any of its Subsidiaries is in conflict with, or in default or violation of any law, rule, regulation, order judgment or decree applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except for such conflicts, defaults or violations that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Affect or would not be reasonably likely to prevent or materially delay consummation of the transactions contemplated by this Agreement.

         6.20. INSURANCE. The Company and its Subsidiaries have obtained and maintained in full force and effect insurance (including director's and officer's insurance) with insurance companies or associations in such amounts, on such terms and covering such risks as disclosed in Schedule 6.20 of the Company Disclosure Statement.

         6.21. COMPANY PREFERENCE SHARES. Except as set forth in Section 6.21 of the Company Disclosure Statement, neither the holders of the Company's 12% Series A Preference Shares nor the holders of the Company's 12% Series B Preference Shares are entitled to (i) receive any accrued dividends which have not been paid when due or (ii) elect members to the Company's Board of Directors in accordance with the terms of their respective Certificate of Designation.

         6.22. YEAR 2000. All internal computer systems, computer software or technology that are material to the business, finances or operations of the Company and its Subsidiaries or were sold or licensed to customers of the Company and its Subsidiaries (collectively, "Material Systems") are (i) able to receive, record, store, process, calculate, manipulate and output dates from and after September 4, 1999, time periods that include any Relevant Date and information that is dependent on or relates to such dates or time periods, in the same manner and with the same accuracy, functionality, data integrity and performance as when dates or time periods prior to September 4,1999, are involved and (ii) able to store and output date information in a manner that is unambiguous as to century (the circumstances set forth in clauses (i) and (ii), collectively,

"Year 2000 Compliant"). All Material Systems that are not Year 2000 Compliant as of the date of this Agreement are set forth on Schedule 6.22 of the Company Disclosure Statement.


                                   ARTICLE VII

             Representations and Warranties of Parent and Merger Sub

         Parent and Merger Sub each, jointly and severally, represents and warrants to the Company that:

         7.1. ORGANIZATION, ETC. OF PARENT. Parent is a corporation duly organized, validly existing and in good standing under the laws of the Kingdom of the Netherlands.

         7.2. SUBSIDIARIES. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a Wholly Owned Subsidiary of Parent.

         7.3. AGREEMENT. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the Stockholder Agreements, to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the Stockholders Agreements and the consummation of the transactions contemplated hereby and thereby have been approved by the Executive Board of Parent and Board of Directors of Merger Sub and by Parent as the sole stockholder of Merger Sub, and have been duly authorized by all other necessary corporate action on the part of Parent or Merger Sub. This Agreement and the Stockholders Agreements have been duly executed and delivered by a duly authorized officer of each of Parent and of Merger Sub and (assuming the due execution and delivery of this Agreement by the other parties thereto) constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be subject to bankruptcy, insolvency, and other similar laws affecting debtors' rights or the rights and remedies of creditors generally, and except that the remedies of specific performance injunction and other forms of equitable of relief may not be available.

         7.4. COMPLIANCE WITH OTHER INSTRUMENTS, ETC.; NO CONFLICT. Assuming
(i) the filings required under the Exchange Act relating to the Proxy
Statement and the Merger, (ii) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the DGCL, and
(iii) the approval of the Government Bodies listed on Schedule 7.4 of the Parent Disclosure Statement, the execution, delivery and performance of this Agreement and the Stockholders Agreements and the consummation of the transactions contemplated hereby and thereby will not (A) result in any violation of or conflict with, or constitute a default under, the charter, bylaws or other organizational documents of Parent (or any of its Subsidiaries) or (B) result in any violation of or conflict with or require any consent, waiver, or notice under any Law. Except as set forth in Section
7.4 of the Parent Disclosure Statement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation of or conflict with, constitute a default under, require any consent, waiver or notice under any term of, or result in the reduction or loss of any benefit or the creation or acceleration of any obligation under, any agreement, note, bond, mortgage, indenture, contract, lease, Permit or other obligation or any instrument to which Parent or Merger Sub is a party or by which any of the assets or properties of Parent or Merger Sub is bound or any instrument, except where any of the foregoing, individually or in the aggregate, does not and would not prevent or materially delay the consummation of the transactions contemplated hereby.

          7.5. BROKERS AND FINDERS. Except for the fees and expenses payable to Morgan Stanley & Co., Limited, which fees and expenses will be paid by Parent, no agent, broker, Person or firm acting on behalf of Parent or Merger Sub is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

         7.6 OFFER DOCUMENTS, SCHEDULE 14D-9 AND PROXY STATEMENT. The Offer Documents will comply in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. If at any time prior to the expiration or termination of the Offer any event occurs which should be described in an amendment or supplement to the Schedule 14D-1 or any amendment or supplement thereto, Merger Sub will, and Parent will cause Merger Sub to, file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. Prior to its filing with the SEC, the amendment or supplement shall be delivered to the Company and its counsel. The information supplied or to be supplied by Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement, the Schedule 14D-9 and the Information Statement of the Company, at the time such documents are supplied to the stockholders of the Company, and with respect to the Proxy Statement and the Information Statement, at the time of the Company Stockholders Meeting and at the Effective Time, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made with respect to any information with respect to the Company or its officers, directors and affiliates provided to Parent or Merger Sub by the Company expressly in writing for inclusion or incorporation by reference in the Offer Documents or amendments or supplements thereto.


                                  ARTICLE VIII

                       Additional Covenants and Agreements

         8.1. CONDUCT OF BUSINESS OF THE COMPANY. Except as set forth in
Schedule 8.1 of the Company Disclosure Statement, as expressly permitted by this Agreement (including any transaction permitted by Schedule 8.1 of the Company Disclosure Statement), as required by any change in applicable Law, or as otherwise agreed by Parent in writing (which agreement shall not be unreasonably withheld), during the period from the date of this Agreement to the Effective Time, (i) the Company will, and will cause each of its Subsidiaries to, conduct the Company's


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

business in the ordinary course of business consistent with past practice, and
(ii) to the extent consistent with the foregoing, the Company will, and will cause each of its Subsidiaries to, use their reasonable best efforts to preserve intact its current business organizations, keep available the service of its current officers and employees, and preserve its relationships with customers, suppliers and others having business dealings with it (but without the obligation to pay any additional compensation to any such officers, employees, customers, suppliers and other persons), in each case with respect to the Company's current business, with the objective that the goodwill and ongoing businesses of the Company shall be materially unimpaired at the Effective Time. Without limiting the generality of the foregoing, from and including the date hereof to the Effective Time, the Company will not, and will not permit any of its Subsidiaries to, without the prior written consent of Parent (except to the extent set forth in Schedule 8.1 of the Company Disclosure Statement):

                  (a) except for (i) Company Common Stock issued upon exercise of options or other rights outstanding as of the date hereof under Employee Plans in accordance with the terms thereof and
                  (ii) securities issued in connection with the conversion of convertible or exchangeable securities of the Company or its Subsidiaries outstanding as of the date hereof in accordance with the terms of such securities, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance (in each instance, whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) of (A) any additional shares of its capital stock of any class, or any Voting Debt or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock or Voting Debt or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or Voting Debt or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock, or (B) any other securities in respect of, in lieu of, or in substitution for, Company Common Stock outstanding on the date hereof;

                  (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities, other than pursuant to existing agreements requiring the Company to repurchase or acquire any shares of its capital stock (provided that such repurchase or acquisition is in accordance with the terms of such agreement as in effect on the date hereof);

                  (c) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such (other than dividends or distributions paid by any Wholly Owned Subsidiary of the Company to the Company or another Wholly Owned Subsidiary of the Company);

                  (d) (i) grant any increases in the compensation of any of its directors, officers or employees, except for increases granted to employees other than officers in the ordinary course of business consistent with past practice,
                  (ii) pay or award or agree to pay or award any pension, retirement allowance, or other non-equity incentive awards, or other employee benefit, not required by any of the Employee Plans to any current or former director, officer or employees, whether past or present, or to any other Person, except for payments or awards to current employees other than officers that are in the ordinary course of business, consistent with past practice, (iii) pay or award or agree to pay or award any stock option or equity incentive awards, (iv) except as provided for in the business plan previously dated April 29, 1999 provided by the Company to Parent and Merger Sub (the "Business Plan"), enter into any new or amend any existing employment agreement with any director, officer or employee except for employment agreements with new employees entered into in the ordinary course of business consistent with past practice and except for amendments in the ordinary course of business, consistent with past practice, that do not materially increase benefits or payments, (v) enter into any new or amend any existing severance agreement with any current or former director, officer or employee, except for agreements or amendments in the ordinary course of business, consistent with past practice, that do not provide for material benefits, or (vi) become obligated under any new Employee Plan which was not in existence on the date hereof, or amend any such Employee Plan in existence on the date hereof, except for any such amendment in the ordinary course of business, consistent with past practice, that does not provide for material additional benefits;

                  (e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary of the Company not constituting an inactive Subsidiary (other than the Merger and other than any such merger, consolidation, restructuring, recapitalization or other reorganization that is used to effect an acquisition permitted pursuant to Section 8.1(f) and which does not result in a change of control of the Company or change the Company's Common Stock into a different number or kind of securities);

                  (f) make any acquisition, by means of stock or asset purchase, recapitalization, merger, consolidation or otherwise, of
                  (i) any direct or indirect ownership interest in or assets comprising any business enterprise or operation or (ii) except in the ordinary course and consistent with past practice, any other assets; PROVIDED FURTHER that such acquisitions do not and would not prevent or materially delay the consummation of the Merger; and PROVIDED FURTHER that the foregoing shall not prevent the Company from exploring on a preliminary basis and conducting diligence investigations (including having discussions with any potential acquisition target) with respect to any potential acquisition that would require Parent's consent hereunder, for the purpose of determining the desirability of such potential acquisition and developing the basis on which to seek Parent's consent, so long as the Company does not submit any formal proposal or indication of interest with respect to such an acquisition to such acquisition target, or make any binding commitments with respect to such potential acquisition, without obtaining Parent's consent;

                  (g) (i) dispose of any interest in any material business enterprise or operation of the Company, (ii) make any other disposition of any other direct or indirect ownership interest in any material assets of the Company (except for the replacement or upgrade of assets, or disposition of unnecessary assets, in the ordinary course and consistent with past practice), or (iii) except in the ordinary course and consistent with past practice, dispose of any other assets of the Company;

                  (h) adopt any amendments to the Company Charter or the by-laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of the Company;

                  (i) incur any indebtedness for borrowed money or guarantee any indebtedness of any other Person or make any loans, advances or capital contributions to, or investments in, any other Person (other than to the Company or any Wholly Owned Subsidiary of the Company);

                  (j) except as provided for in the Business Plan, engage in the conduct of any business other than the Company's existing businesses;

                  (k) enter into any agreement or exercise any discretion providing for acceleration of payment or performance as a result of a change of control of the Company or its Subsidiaries, except in connection with the Offer and the Merger; PROVIDED THAT this paragraph (k) shall not restrict the Company's right to respond or take action in response to any such acceleration so long as such action is permitted under this Section 8.1;

                  (l) enter into any contracts, arrangements or understandings requiring in the aggregate the purchase of equipment, materials, supplies or services in excess of $2 million individually or $20 million in the aggregate other than any such contracts, arrangements or understandings providing for capital spending of the Company or its Subsidiaries in accordance with the Business Plan;

                  (m) enter into or amend, modify, terminate or waive any right under any agreement with any Affiliates of the Company (other than its Subsidiaries), other than any of the foregoing as may be done in the ordinary course of business and that (x) would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (y) would not be reasonably likely to prevent or materially delay consummation of the transactions contemplated by this Agreement;

                  (n) settle or compromise any material litigation or material Tax Controversy with respect to the Company or its Subsidiaries or waive, release or assign any material rights or claims with respect to the Company or its Subsidiaries, except in the ordinary course of business consistent with past practice;

                  (o) effect any material change in any of its methods of accounting, except as may be required by law or generally accepted accounting principles;

                  (p) take any action, engage in any transaction or enter into any agreement which would cause any of the representations or warranties set forth in Article VI hereof that are subject to, or qualified by, a "Material Adverse Effect", "material adverse change" or other materiality qualification to be untrue as of the Closing Date, or any such representations and warranties that are not so qualified to be untrue in any respect which would have a Material Adverse Effect;

                  (q) take any action, including without limitation, the adoption of any shareholder rights plan or amendments to the Certificate of Incorporation, which would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights and receive the benefits of a shareholder with respect to, securities of the Company that may be acquired or controlled by Parent or Merger Sub or permit any shareholder to acquire securities of the Company on a basis not available to Parent in the event that Parent were to acquire securities of the Company;

                  (r) authorize, recommend or propose (other than to Parent), or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

         8.2. NO SOLICITATION OF OTHER OFFERS. (a) The Company and its Affiliates and each of their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents shall immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to any Acquisition Proposal
(as defined below). Neither the Company nor any of its Affiliates shall, directly or indirectly, take (and the Company shall not authorise or permit its or its Affiliates, officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents or Affiliates, to so take) any action to (i) encourage, solicit, initiate or facilitate the making of any Acquisition Proposal (including, without limitation, by taking any action that would make the Article VIII of the Company Charter or Section 203 of the Delaware General Corporation Law inapplicable to an Acquisition Proposal), (ii) enter into any agreement with respect to any Acquisition Proposal or enter into any arrangement, understanding or agreement requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement or (iii) participate in any way in discussions or negotiations with, or, furnish or disclose any information to, any Person (other than Parent or Merger Sub) in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; PROVIDED, HOWEVER, that the Company, in response to an unsolicited Acquisition Proposal and in compliance with its obligations under Section 8.2(b) hereof, may participate in discussions or negotiations with or furnish information
(pursuant to a confidentiality agreement with terms not more favourable to such third party than the terms of the Confidentiality Agreement) to any third party which makes an Acquisition Proposal if (i) the Board of Directors reasonably determines (based upon the advice of an independent, nationally recognized financial advisor) that such Acquisition Proposal will lead to a Superior Proposal (as defined below) and (ii) the Board of Directors believes (and has been so advised in writing by independent outside nationally recognized legal counsel) that failing to take such action would constitute a breach of its fiduciary duties. In addition, neither the Board of Directors of the Company nor any Committee thereof shall (A) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub the approval and recommendation of the Offer and this Agreement or (B) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; PROVIDED THAT the Company may recommend to its stockholders an Acquisition Proposal and in connection therewith withdraw or modify its approval or recommendation of the Offer or the Merger if (1) a third party makes a Superior Proposal, and (2) (a) five (5) business days have elapsed following delivery to Parent of a written notice of the determination by the Board of Directors of the Company to take such action and during such five (5) business day period the Company has fully co-operated with Parent including, without limitation, informing Parent of the terms and conditions of such Superior Proposal, and the identity of the Person making such Superior Proposal, with the intent of enabling both parties to agree to a modification of the terms and conditions of this Agreement, and (b) at the end of such five (5) business day period the Acquisition Proposal continues to constitute a Superior Proposal.

                  "ACQUISITION PROPOSAL" shall mean (i) any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company or any of its Subsidiaries or of over 10% of any class of equity securities of the Company or any of its Subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 10% or more of any class of equity securities of the Company or any of its Subsidiaries, (iii) any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or which could reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

                  "SUPERIOR PROPOSAL" shall mean a BONA FIDE proposal made by a third party to acquire all of the Shares pursuant to a tender offer, a merger or a sale of all of the assets of the Company (w) on terms which a majority of the members of the Board of Directors of the Company determines in its good faith reasonable judgment (based on the advice of an independent outside nationally recognized financial advisor (relating to financial matters) and independent outside nationally recognized legal advisors (relating to legal matters)) to be more favorable to the Company and its stockholders than the transactions contemplated hereby, (x) for which financing is then available (it being understood that financing evidenced by highly confident letters and similar letters shall not be considered "available" for purposes of this Section),
(y) which is not subject to any financing or due diligence condition and
(z) which an independent nationally recognized financial advisor has advised the Board of Directors is more favorable to the Company's stockholders from a financial point of view than the transactions contemplated hereby, as proposed to be modified by Parent in accordance with the proviso to the last sentence of the first paragraph of this Section 8.2 (a).

         (b) From and after the date hereof, in addition to the obligations of the Company set forth in paragraph (a), on the date of receipt thereof, the Company shall advise Parent of any request for information or of any Acquisition Proposal, or any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal, the terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussion or negotiation and the Company shall promptly provide to Parent copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Person making any such Acquisition Proposal or such request, inquiry or proposal or with whom any discussion or negotiation are taking place. The Company shall keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal and keep Parent fully informed as to the details of any information requested of or provided by the Company and as to the details of all discussions or negotiations with respect to any such request, takeover proposal or inquiry. The Company shall promptly provide to Parent any non-public information concerning the Company provided to any other Person in connection with any Acquisition Proposal which was not previously provided to Parent.

         (c) Immediately following the execution of this Agreement, the Company shall request each Person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return all confidential information heretofore furnished to such Person by or on behalf of the Company.

         8.3. PROXY STATEMENT. If stockholder approval of the Merger is required by law or by the Company Charter or By-Laws, as promptly as practicable, following Parent's request, the Company will prepare and file a preliminary Proxy Statement with the SEC and will use its reasonable best efforts to respond to the comments of the SEC, if any, in connection therewith and to furnish all information regarding the Company required in the definitive Proxy Statement (including, without limitation, financial statements and supporting schedules and certificates and reports of independent public accountants). Parent, Merger Sub and Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Proxy Statement. Promptly after the expiration or termination of the Offer, if required by the DGCL in order to consummate the Merger, the Company will cause the definitive Proxy Statement to be mailed to the stockholders of the Company and, if necessary, after the definitive Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material and, if required in connection therewith, resolicit proxies. The Company will not use any proxy material in connection with the meeting of its stockholders without Parent's prior approval.

          8.4. STOCKHOLDER APPROVAL. (a) Promptly following the purchase of shares of Common Stock pursuant to the Offer, if required by DGCL in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable Law, duly call, give notice of, convene and hold a meeting of the holders of Common Stock and Company Preference Shares (the "Company Stockholders' Meeting") for the purpose of voting upon this

Agreement and the Merger and the Company agrees that this Agreement and the Merger shall be submitted at such meeting. The Company shall use its reasonable best efforts to solicit from its stockholders proxies, and shall take all other action necessary and advisable, to secure the vote of stockholders required by applicable law and the Company Charter or By-Laws to obtain the approval for this Agreement. The Company agrees that it will include in the Proxy Statement the recommendation of its Board of Directors that holders of Common Stock and Company Preference Shares approve and adopt this Agreement and approve the Merger. Parent will cause all shares of Common Stock and Company Preference Shares owned by Parent and its Subsidiaries (including Merger Sub) to be voted in favor of this Agreement and the Merger.

         (b) Notwithstanding the provisions of Section 8.4(a), in the event that Parent and Merger Sub shall acquire in the aggregate at least 90% of the outstanding shares of Common Stock and 90% of the outstanding shares of each class of Company Preference Shares, the parties hereto shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders of the Company, in accordance with the DGCL.

         8.5. REASONABLE BEST EFFORTS. Subject to Section 8.5(c), the Company and Parent shall, and shall use their reasonable best efforts to cause their respective Subsidiaries, as applicable, to: (i) promptly make all filings and seek to obtain all Authorizations (including, without limitation, all filings required under the HSR Act, the applicable merger regulations of the European Community and all applicable Polish competition statutes) required under all applicable Laws with respect to the Merger and the other transactions contemplated hereby and will reasonably consult and cooperate with each other with respect thereto; (ii) not take any action (including effecting or agreeing to effect or announcing an intention or proposal to effect, any acquisition, business combination or other transaction except as set forth in the Company Disclosure Statement) which would impair the ability of the parties to consummate the Merger; and (iii) use their reasonable best efforts to promptly
(x) take, or cause to be taken, all other actions and (y) do, or cause to be done, all other things reasonably necessary, proper or appropriate to satisfy the conditions set forth in Annex A of this Agreement and Article IX (unless waived) and to consummate and make effective the transactions contemplated by this Agreement on the terms and conditions set forth herein (including seeking to remove promptly any injunction or other legal barrier that may prevent such consummation); PROVIDED, HOWEVER, that no loan agreement or contract for borrowed money shall be repaid except as currently required by its terms, in whole or in part, and, subject to Section 8.1, no contract shall be amended to increase the amount payable thereunder or otherwise to be more burdensome to the Company or any of its Subsidiaries in order to obtain any such consent, approval or authorization without first obtaining the written approval of Parent and Merger Sub. Each party shall promptly notify the other party of any communication to that party from any Governmental Body in connection with any required filing with, or approval or review by, such Governmental Body in connection with the Offer and the Merger and the other transactions contemplated hereby and permit the other party to review in advance any proposed communication to any Governmental Body in such connection to the extent permitted by applicable law.

         8.6. ACCESS TO INFORMATION. Subject to currently existing contractual and legal restrictions applicable to the Company, the Company shall (and shall cause each of its Subsidiaries

to) afford to officers, employees, counsel, accountants and other authorized representatives of Parent ("Parent Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books and records (including, subject to execution of customary access letters, the work papers of independent accountants), such access not to unreasonably interfere with the Company's business or operations, and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Parent Representatives all information concerning its business, properties and personnel as may reasonably be requested. All information obtained pursuant to this Section 8.6 shall be subject to the Confidentiality Agreement, which shall remain in full force and effect until consummation of the Merger or, if the Merger is not consummated, for the period specified therein; PROVIDED, HOWEVER, that neither Parent nor the Company shall be precluded from making any disclosure which it deems required by law or applicable rule or regulation of any Governmental Body or self-regulatory organization in connection with the Merger.

          8.7. INDEMNIFICATION OF DIRECTORS AND OFFICERS. (a) From and after the Effective Time, Parent and the Surviving Corporation shall jointly and severally indemnify, defend and hold harmless each of the Persons set forth in Schedule
8.7 of the Company Disclosure Statement, and each of the present and former officers and directors of the Company and any of its Subsidiaries, former Subsidiaries and their predecessors, and any Person who is or was serving at the request of the Company as an officer, director, employee or agent of another Person (collectively, the "Indemnified Parties"), against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under applicable Law (and shall also, subject to Section 8.7(b), advance expenses as incurred to the fullest extent permitted under applicable Law; PROVIDED THAT, the Person to whom expenses are advanced provides an undertaking reasonably satisfactory to the Company to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); PROVIDED, HOWEVER, that such indemnification shall be provided only to the extent any directors' and officers' liability insurance policy of the Company or its Subsidiaries does not provide coverage and actual payment thereunder with respect to the matters that would otherwise be subject to indemnification hereunder (it being understood that Parent or the Surviving Corporation shall, subject to Section 8.7(b), advance expenses on a current basis as provided in this paragraph (a) notwithstanding such insurance coverage to the extent that payments thereunder have not yet been made, in which case Parent or the Surviving Corporation, as the case may be, shall be entitled to repayment of such advances from the proceeds of such insurance coverage). Parent and Surviving Corporation agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a "Claim"), existing in favor of the Indemnified Parties as provided in the Company Charter or By-Laws or pursuant to other agreements, or certificates of incorporation or by-laws or other similar documents of any of the Company's Subsidiaries, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; PROVIDED, HOWEVER, that all rights to indemnification in respect of any Claim asserted, made or commenced within such period shall continue until the final disposition of such Claim. The Surviving Corporation shall maintain in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company and the Company's Subsidiaries with respect to matters occurring prior to the Effective Time; PROVIDED HOWEVER, that in no event shall Parent be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance which the Company represents to be $430,000 for the twelve month period ending May 1, 1999; PROVIDED FURTHER, however, that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties with an insurance company or companies, the claims paying ability of which is substantially equivalent to the claims paying ability of the insurance company or companies providing such insurance coverage for directors and officers of Parent.

                  (b) In the event that any Claim relating hereto or to the transactions contemplated by this Agreement is commenced, before the Effective Time, the parties hereto agree to co-operate and use their respective reasonable efforts to vigorously defend against and respond thereto. Any Indemnified Party wishing to claim indemnification under paragraph (a) of
                  Section 8.7, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, whereupon Parent or the Surviving Corporation shall have the right, from and after the Effective Time, to assume and control the defense thereof, and upon such assumption, the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof. Notwithstanding the foregoing, if counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain separate counsel and the Surviving Corporation will pay all reasonable documented fees and expenses of such counsel; PROVIDED THAT the Surviving Corporation will not be obligated pursuant to this sentence to pay for more than one firm of counsel for all Indemnified Parties (plus one local counsel in each appropriate jurisdiction for all Indemnified Parties) with respect to any Claim. The Surviving Corporation shall not be liable for any settlement effected without its prior written consent.

                  (c) This Section 8.7 is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of Parent, Merger Sub and the Surviving Corporation.

         8.8. NOTIFICATION OF CERTAIN MATTERS. Each of the Company and Parent shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement. Parent or Merger Sub shall promptly give notice to the Company upon any of their Executive Officers obtaining knowledge of any actual failure of any of the Tender Offer Conditions or any event which would result in an actual failure of the Tender Offer Conditions.

         8.9. EMPLOYEE MATTERS. (a) From and after the Effective Time, Parent will cause the Surviving Corporation to honor, in accordance with their terms, the employment contracts, severance agreements and similar agreements with officers and employees of the Company and its Subsidiaries set forth in Schedule
6.9 of the Company Disclosure Statement (the "Executive Agreements"); PROVIDED, HOWEVER, that nothing herein shall preclude any change in any Executive Agreement effective on a prospective basis that is permitted pursuant to the terms of this Agreement or the applicable Employee Plan. Company performance in respect of any performance or other programs shall be calculated without taking into account any expenses or costs directly associated with or arising as a result of the transactions contemplated by this Agreement or any non-recurring charges that would not reasonably be expected to have been incurred had the transactions contemplated by this Agreement not occurred. With respect to employees of the Company and its Subsidiaries, the obligations of the Company and its Subsidiaries under the Employee Plans as in effect immediately prior to the Effective Time and will provide employee benefit plans with aggregate employee benefits to Company Employees that are no less favorable than the aggregate benefits provided to them immediately prior to the Effective Time pursuant to the plans set forth in Schedule 6.9 of the Company Disclosure Statement; PROVIDED THAT Parent at its sole option may provide employee benefits to Company Employees which, in the aggregate, are no less favorable than those applicable to similarly situated employees of Parent. With respect to any plans established by Parent, to the extent a Company Employee becomes eligible to participate in any such plans, Parent shall grant to such Company Employee from and after the Effective Time, credit for all service with the Company and its affiliates and predecessors (and any other service credited by the Company under similar Employee Plans) prior to the Effective Time for eligibility to participate, benefit accrual and vesting purposes. To the extent Parent benefit plans provide medical or dental welfare benefits, such plans shall waive any preexisting conditions and actively at-work exclusions with respect to Company Employees (but only to the extent such Company Employees were provided coverage under the Employee Plans) and shall provide that any expenses incurred on or before the Effective Time in the applicable plan year by or on behalf of any Company Employees shall be taken into account under the Parent benefit plans for the purposes of satisfying applicable deductible, co-insurance and maximum out-of- pocket provisions for such Company Employees.

                  (b) The Company may amend and/or take action with respect to its stock incentive plans prior to the Effective Time to provide that upon the Merger, that options, stock appreciation rights or other awards granted under such plan and outstanding as of the Effective Time shall be fully vested, and in the case of stock options or stock appreciation rights, be immediately exercisable.

                  (c) For purposes of this Section 8.9, the term "Company Employees" shall mean all individuals employed by the Company and its Subsidiaries (including those on lay-off, disability or leave of absence, paid or unpaid) immediately prior to the Effective Time.

         8.10 PREPARATION OF TAX RETURNS AND PAYMENT OF TAXES. The Company and its Subsidiaries shall prepare and timely file all Tax Returns and amendments thereto required to be filed by or with respect to them on or before the Effective Time. Parent shall have a reasonable opportunity to review all such Tax Returns and amendments thereto prior to filing. The Company and its Subsidiaries shall timely pay all Taxes shown to be payable on such Tax Returns.

         8.11 STOCK OPTION AND OTHER PLANS; COMPANY WARRANTS. (a) Prior to the Tender Offer Acceptance Date, both the Board of Directors of the Company (or, if appropriate, any committee thereof) and the Company shall use their reasonable best efforts to obtain the consent of all of the holders of options to purchase Common Stock (the "Options") heretofore granted under any stock option plans of the Company (the "Stock Plans") and the holders of Company Warrants to provide for the cancellation, of all the outstanding Options and Company Warrants on the terms set forth in Sections 8.11 and 5.5.

         (b) Within three business days after the Payment Date, each Option, whether or not then vested or exercisable, and each Company Warrant, whether or not then vested or exercisable, shall, subject to the receipt by the Company of any required consents from the holder of such Options and Company Warrants, no longer be exercisable for the purchase of shares of Common Stock but shall entitle each holder thereof, in cancellation and settlement therefor, to payments in cash (subject to any applicable withholding taxes, the "Cash Payment") equal to the product of (x) the total number of shares of Common Stock subject to such Option or Company Warrant, as the case may be, as to which such Option or Company Warrant could have been exercisable (assuming such Option or Company Warrant was fully vested) and (y) the excess, if any, of the Offer Price over the exercise price per share of Common Stock subject to such Option or Company Warrant. The Company will pay each such Cash Payment to be paid to each holder of an outstanding Option or Company Warrant, as the case may be, within six business days of the Payment Date; PROVIDED THAT such holder has delivered the consent described in Section 8.11(a) to the Company. Parent shall provide, or cause to provided, to the Company on a timely basis all funds necessary to pay each such Cash Payment.


                                   ARTICLE IX

                            Conditions to the Merger

         9.1. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT, MERGER SUB AND THE COMPANY. The respective obligations of Parent and Merger Sub, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Effective Time of each of the following conditions and only the following conditions:

                  (a) APPROVAL OF COMPANY'S STOCKHOLDERS. To the extent required by applicable law, this Agreement and the Merger shall have been approved and adopted by holders of a majority of the outstanding share of the Common Stock of the Company entitled to vote in accordance with applicable law;

                  (b) HSR ACT. Any waiting period applicable (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated;

                  (c) OTHER REGULATORY APPROVALS. All required approvals of the Polish Anti-Monopoly Commission shall have been granted. A decision of the Commission of the European Communities that the purchase of the Common Stock pursuant to the Offer and the Merger are compatible with the common market shall have been received if required;

                  (d) INJUNCTION. No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Offer or the Merger and the transaction contemplated by this Agreement and which is in effect at the Effective Time; PROVIDED, HOWEVER, that, in the case of a decree, injunction or other order, each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered;

                  (e) STATUTES. No statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Offer or the Merger or has the effect of making the purchase of the Common Stock illegal;

                  (f) MINIMUM CONDITION. Merger Sub shall have purchased shares of Common Stock pursuant to the Offer in a number sufficient to satisfy the Minimum Condition; and

                  (g) COMPANY PREFERENCE SHARES. Merger Sub shall have purchased the Company Preference Shares from the owners thereof and shall be the sole record and beneficial owner of all of the issued and outstanding Company Preference Shares; PROVIDED, HOWEVER, that this Section 9.1(g) shall not be a condition to the obligations of Parent and Merger Sub if Parent or Merger Sub shall have failed to purchase all of the Company Preference Shares in breach of their obligations under the Preferred Stockholders Agreements.


                                    ARTICLE X

                                   Termination

         10.1. TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by stockholders, by the mutual written consent of Parent and the Company.

         10.2. TERMINATION BY EITHER PARENT OR THE COMPANY. This Agreement may be terminated (upon notice from the terminating party to the other parties) and the Merger may be abandoned by action of the Board of Directors of either Parent or the Company if:

                  (a) the Payment Time shall not have occurred by the date (the "Termination Date") which is 120 days after the date hereof; PROVIDED THAT the right to terminate this Agreement under this clause shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger Effective Time to occur on or before the Termination Date; or

                  (b) any court of competent jurisdiction or Governmental Body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Common Stock pursuant to the Offer or the payment for shares of Common Stock or the making of any Cash Payment pursuant to the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

         10.3. TERMINATION BY THE COMPANY. This Agreement may be terminated (upon notice to Parent) by the Company and the Merger may be abandoned by action of the Board of Directors of the Company:

                  (a) if Parent or Merger Sub breaches or fails in any material respect to perform or comply with its covenants and agreements contained herein or breaches its representations and warranties in any material respect and such breach cannot or has not been cured within fifteen (15) days after the giving of written notice of such breach to the Parent and Merger Sub, other than any breach or breaches which is or are not reasonably likely to affect adversely Parent's or Merger Sub's ability to complete the Offer or the Merger; or

                  (b) if Parent or Merger Sub shall have (i) failed to commence the Offer within five (5) business days following the date of this Agreement, (ii) terminated the Offer in violation of its terms or this Agreement; or (iii) failed to pay for shares of Common Stock in accordance with the terms of the Offer and, in any event, on or prior to the Termination Date, unless, in the case of (i), (ii) or (iii), such failure shall have been caused by the failure of the Company to satisfy the conditions set forth in clauses (e) or (f) of Annex A.

         10.4. TERMINATION BY PARENT AND MERGER SUB. This Agreement may be terminated (upon notice to the Company) by Parent and Merger Sub, and the Merger may be abandoned by action of the Board of Directors of Parent if:

                  (a) the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement, the Offer or the Merger in a manner adverse to Parent or Merger Sub;

                  (b) if the Offer is terminated or expires in accordance with its terms without Merger Sub having purchased any Common Stock thereunder due to an occurrence which would result in a failure to satisfy any one or more of the conditions set forth on Annex A hereto, unless any such failure shall have been caused by or resulted from the failure of Parent or Merger Sub to perform in any material respect any covenant or agreement of either of them contained in this Agreement or the material breach by Parent or Merger Sub of any representation or warranty of either of them contained in this Agreement;

                  (c) in the event of a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in clause (e) or (f) of Annex A,
                  (ii) cannot or has not been cured prior to the earlier of (x) fifteen (15) days after the giving of written notice of such breach to the Company and (y) two (2) business days prior to the date on which the Offer expires and (iii) has not been waived by Parent pursuant to the provisions hereof;

                  (d) if any condition contained in Annex A hereto shall not have been satisfied by the expiration date of the Offer and on or prior to such date it shall have been publicly disclosed, or Parent shall have otherwise learned, that beneficial ownership (determined for the purposes of this clause (d)(ii) as set forth in Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the Common Stock has been acquired by any Person or group (as defined in Section 13(d)(3) under the Exchange Act); or

                  (e) any Stockholders Agreement shall have ceased to be in full force and effect or any party to any such agreement (other than Parent or the Merger Sub) shall materially breach or repudiate any such agreement.

         10.5. EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and abandonment of the Merger pursuant to this
Article X, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in Section 8.7 or Section 10.6, and except that nothing herein will relieve any party from liability for any breach of this Agreement.

         10.6. PAYMENT OF CERTAIN FEES. (a) If this Agreement is terminated by Parent in accordance with Section 10.4(b) or 10.4(c) hereof by reason of the occurrence of any event, not resulting from the wilful action or wilful omission or gross negligence of the Company or any of its Subsidiaries, and which is specified in clause (e) of Annex A, then the Company shall reimburse Parent in immediately available funds for the reasonable documented expenses of Parent and Merger Sub incurred in connection with the transactions contemplated by this Agreement (including, without limitation, printing fees, filing fees and fees and expenses of its legal and financial advisors and all fees and expenses payable to any financing courses) not to exceed $8,000,000, such payment to be made by the Company not later than the second business day after receipt by the Company of documentation evidencing such expenses.

         (b) If this Agreement is terminated (i) by Parent in accordance with
         Section 10.4(b) because of the occurrence of any event specified in clauses (f) or (g) of Annex A or any event specified in clause (e) of Annex A and resulting from wilful action or wilful omission or gross negligence of the Company or any of its Subsidiaries; (ii) by Parent in accordance with Section 10.4(a) or Section 10.4(c) (but, in the case of Section 10.4(c), only to the extent such event results from the wilful act or wilful omission or gross negligence of the Company or any of its Subsidiaries); or (iii) by Parent pursuant to Section 10.4(d), if within twelve months of the date of such termination the Company enters into a definitive agreement for a transaction in respect of an Acquisition Proposal with any Person other than Parent or its Affiliates; then the Company shall pay to Parent, on the business day next succeeding the date of termination (or in the case of a termination pursuant to Section 10.6(b)(iii), the date on which such definitive agreement is entered into), by wire transfer in immediately available funds an amount equal to $32,000,000.


                                   ARTICLE XI

                            Miscellaneous and General

         11.1. EXPENSES. Except as set forth in Article VIII and Section 10.6, each party shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by it and filing fees, incurred in connection with this Agreement and the transactions contemplated hereby.

         11.2. NOTICES, ETC. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy and confirmed by return telecopy, or upon receipt after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable addresses set forth below:


                  If to the Company:

                  @Entertainment, Inc.
                  c/o At Entertainment Limited
                  40-41 Conduit Street
                  London W1R 9FB
                  Attn: Robert E. Fowler, III

                  Facsimile: (44 171) 478 3802


             with a copy to:


                  Baker & McKenzie
                  815 Connecticut Ave, N.W.
                  Washington, DC  20006
                  Attn: Marc R. Paul, Esq.

                  Facsimile: (202) 452-7074

             If to Parent or Merger Sub:

                  c/o United Pan-European Communications N.V.
                  Fred. Roeskestraat 123
                  1076 EE Amsterdam
                  The Netherlands

                  Attn: Timothy Bryan

                  Facsimile: (31 20) 778 9871


                  with a copy to:


                  White & Case LLP
                  1155 Avenue of the Americas
                  New York, NY 10036
                  Attn: William F. Wynne, Jr., Esq.

                  Facsimile: (1 212) 354 8113

                  or to such other address as such party shall have designated by notice so given to each other party.

         11.3. AMENDMENTS, WAIVERS, ETC. This Agreement may be amended, changed, supplemented, waived or otherwise modified only by an instrument in writing signed by the party (or, in the case of Section 8.7, the Indemnified Party) against whom enforcement is sought; PROVIDED THAT, after the adoption of this Agreement by the stockholders of the Company, no such amendment, change, supplement or waiver shall be made without the further requisite approval of such stockholders if such amendment, change, supplement or waiver by law requires the further approval by such stockholders.

         11.4. NO ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns; PROVIDED THAT, except as otherwise expressly set forth in this Agreement, neither the rights nor the obligations of any party may be assigned or delegated without the prior written consent of the other parties.

         11.5. ENTIRE AGREEMENT. Except as otherwise provided herein, this Agreement (together with the Company Disclosure Statement, the Parent Disclosure Statement and the Confidentiality Agreement and the other agreements expressly contemplated hereby) and Annex A to this Agreement embody the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Agreement (including the Company Disclosure Statement and the Parent Disclosure Statement) and any writings expressly required hereby.

         11.6. SPECIFIC PERFORMANCE. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable Law, each party waives any objection to the imposition of such relief.

         11.7. REMEDIES CUMULATIVE. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

         11.8. NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

         11.9. NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to be for the benefit of and shall not be enforceable by any Person or entity who or which is not a party hereto, except for the indemnification provisions contained in Section 8.7, which provisions may be enforced by any Indemnified Party referred to therein. Notwithstanding anything to the contrary contained in this Agreement, the provisions of Section 8.7 of this Agreement may not be amended or altered in any manner with respect to any Indemnified Party without the written consent of such Indemnified Party. No assignment of this Agreement shall relieve Parent from its obligations to any Indemnified Party contained in
Section 8.7 of this Agreement.

         11.10. JURISDICTION. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware or the Chancery Court of the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on FORUM NON CONVENIENS or any other objection to venue therein); PROVIDED, HOWEVER, that such consent to jurisdiction is solely for the purpose referred to in this Section 11.10 and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of Delaware other than for such purpose. Parent, Merger Sub and the Company hereby waive any right to a trial by jury in connection with any such action, suit or proceeding.

         11.11. PUBLIC ANNOUNCEMENTS. Parent and the Company will agree upon the timing and content of the initial press release to be issued describing the transactions contemplated by this Agreement, and will not make any public announcement thereof prior to reaching such agreement unless required to do so by applicable Law or regulation or stock exchange requirement. To the extent reasonably requested by any other party, each party will thereafter consult with and provide reasonable cooperation to the others in connection with the issuance of further press releases or other public documents describing the transactions contemplated by this Agreement.

         11.12. GOVERNING LAW. This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to principles of conflict of laws.

         11.13. NAME, CAPTIONS, ETC. The names assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Unless otherwise specified,
(a) the terms "hereof", "herein" and similar terms refer to this Agreement as a whole and (b) references herein to Articles or Sections refer to articles or sections of this Agreement. Wherever appearing herein, the word "including" shall be deemed to be followed by the words "without limitation."

         11.14. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

         11.15. SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. The respective representations and warranties of the parties contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the execution and delivery of this Agreement, but shall terminate at the Effective Time. The respective covenants and agreements of the parties contained herein or in any other documents delivered prior to or at the Closing shall survive the execution and delivery of this Agreement and shall only terminate in accordance with their respective terms.

         11.16. SEVERABILITY. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

         11.17. DISCLOSURE STATEMENTS. The parties acknowledge that the Company Disclosure Statement and the Parent Disclosure Statement to this Agreement (i) relate to certain matters concerning the disclosures required and transactions contemplated by this Agreement, (ii) are qualified in their entirety by reference to specific provisions of this Agreement, (iii) are not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to the Company or Parent, as the case may be, except to the extent required by this Agreement.

                  IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties set forth below.


                              @ENTERTAINMENT, INC.

                              By: /s/ Robert E. Fowler, III
                                 ----------------------------------
                                 Name: Robert E. Fowler, III
                                 Title: Chief Executive Officer


                              UNITED PAN-EUROPE COMMUNICATIONS N.V.

                              By: /s/ Mark L. Schneider
                                 ----------------------------------
                                 Name: Mark L. Schneider
                                 Title: Chairman of the Management Board
                                 and Chief Executive Officer


                              BISON ACQUISITION CORP.

                              By: /s/ Anton H.E. van Voskuijlen
                                 ----------------------------------
                                 Name: Anton H.E. van Voskuijlen
                                 Title: Vice President

                                     ANNEX A

         The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement to which it is annexed, except that the term "Merger Agreement" shall be deemed to refer to the Agreement to which this Annex A is appended and "Purchaser" shall be deemed to refer to Merger Sub.

         Notwithstanding any other provision of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1c under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered shares promptly after termination or withdrawal of the Offer), pay for any shares of Common Stock tendered pursuant to the Offer and may terminate or amend the Offer and may postpone the acceptance of, and payment for, any shares of Common Stock, if (i) there shall not have been validly tendered and not properly withdrawn prior to the expiration of the Offer a number of shares of Common Stock which represent at least a majority of all of the issued and outstanding shares of Common Stock, on a fully diluted basis, on the date the Offer is consummated (the "Minimum Condition"), (ii) any applicable waiting period (and any extension thereof) under the HSR Act shall not have expired or been terminated (the "HSR Condition"), (iii) all applicable approvals of the Polish Anti-Monopoly Commission shall not have been granted prior to the expiration of the Offer (the "PAMC Condition"), (iv) if required by applicable law, a decision of the Commission of the European Community that the purchase of the Stock pursuant to the Offer and the Merger are compatible with the common market has not been received prior to the expiration of the Offer (the "EU Condition" and together with the HSR Condition and PAMC Condition, the "Regulatory Conditions"), or (v) if, at any time on or after the date of the Merger Agreement and at or before the time of payment for any such shares of Common Stock (whether or not any shares of Common Stock have theretofore been accepted for payment or paid for pursuant to the Offer) any of the following shall occur:

         (a) there shall be instituted or pending any action or proceeding by any Governmental Body, or by any other Person, domestic or foreign, before any court of competent jurisdiction or governmental authority or agency, domestic or foreign (other than proceedings and claims referenced on Schedule 6.7 to the Company Disclosure Statement),
         (i) challenging or seeking to, or which could reasonably be expected to make illegal, impede, delay or otherwise directly or indirectly restrain, prohibit or make materially more costly the Offer or the Merger or would reasonably be expected to result in material damages,
         (ii) seeking to prohibit or materially limit the ownership or operation by Parent or Purchaser of all or any material portion of the business or assets of the Company and its Subsidiaries taken as a whole or to compel Parent or Purchaser to dispose of or hold separately all or any material portion of the business or assets of Parent and its subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole, or seeking to impose any limitation on the ability of Parent or Purchaser to conduct its business or own such assets,
         (iii) seeking to impose limitations on the ability of the Parent or Purchaser effectively to exercise full rights of ownership of the share of the capital stock of the Company, including, without limitation, the right to vote any such shares of capital stock acquired or owned by Purchaser or Parent on all matters properly presented to the Company's stockholders, (iv) seeking to require divestiture by Parent or Purchaser of any shares of capital stock of the Company, (v) requiring or permitting the Company's competitors to share access to the Company's broadcast systems (other than access required under Polish law on the date hereof), or (vi) otherwise directly or indirectly relating to the Offer or the Merger and which would have a Material Adverse Effect or a material adverse effect on the business, properties, assets, liabilities, operations, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole;

         (b) there shall be any statute, rule, regulation, legislation, interpretation, judgment, order or injunction, enacted, enforced, promulgated, amended or issued and applicable to or deemed by a Governmental Body to be applicable to (i) Parent, Purchaser, the Company or any Subsidiary or (ii) the Offer or the Merger, by any Governmental Body, court, administrative or regulatory authority or agency, other than the routine application of the waiting period provisions of the HSR Act, the approval process of the Polish Anti-Monopoly Commission and, if required by applicable law, the approval process of the Commission of the European Community to the Offer or to the Merger, which could reasonably be expected to directly or indirectly, result in any of the consequences referred to in clauses
         (i) through (vii) paragraph (a) above;

         (c) any change shall have occurred, or Parent shall have become aware of any fact, that has had or would have a Material Adverse Effect;

         (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the Nasdaq Stock Market's National Market (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) any decline in the Nasdaq Composite Index in excess of 30% measured from the close of business on the trading day immediately preceding the date of the Merger Agreement, (iii) a suspension of the currency exchange markets for the U.S. Dollar which continues in effect for three business days or for the Dutch Guilder which continues in effect for five business days, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or The Netherlands, (v) any material limitation (whether or not mandatory) by any United States or Dutch Governmental Body on the extension of credit by banks or other lending institutions, (vi) the actual declaration of war on or by the United States, The Netherlands or Poland, or the invasion of the territory of a NATO member state by a non-NATO member state, or (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or material worsening thereof;

         (e) any of the representations or warranties made by the Company in the Merger Agreement that are qualified as to materiality shall be untrue or incorrect


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         in any respect or any such representations and warranties that are not so qualified shall be untrue or incorrect in any material respect, in each case as of the date of the Merger Agreement and the scheduled expiration date of the Offer, except (i) for changes specifically permitted by the Merger Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date.

         (f) the Company shall have failed to perform any material obligation or to comply with any material agreement or material covenant of the Company to be performed or complied with by it under this Agreement;

         (g) the Company's Board of Directors or any committee thereof shall have withdrawn, or shall have modified or amended in a manner adverse to Parent or Purchaser, the approval, adoption or recommendation, as the case may be, of the Offer, the Merger or the Merger Agreement, or approved or recommended, or announced a neutral position with respect to, any merger, consolidation, other business combination, sale of material assets, takeover proposal or other acquisition of Stock other than the Offer and the Merger or upon request by Parent, shall fail to reaffirm its approval and recommendation of the Offer, the Merger or the Merger Agreement;

         (h) it shall have been publicly disclosed, or the Purchaser shall have otherwise learned, that beneficial ownership (determined for the purposes of this paragraph (h) as set forth in Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the Common Stock has been acquired by any Person (including the Company or any of its Subsidiaries or Affiliates) or group (as defined in Section 13(d)(3) under the Exchange Act), which person or group is not, on the date of the Merger Agreement, the beneficial owner of 30% or more of the Common Stock;]

         (i) the Merger Agreement shall have been terminated in accordance with its terms;

         (j) any Stockholders Agreement shall fail or cease to be in full force and effect or any party to any such agreement (other than Parent or the Purchaser) shall materially breach or repudiate any such agreement.

which, in the reasonable judgment of Purchaser, in any such case and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

         The foregoing conditions are for the sole benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser, or may be waived by Parent or the Purchaser, in whole or in part at any time and from time to time in their respective reasonable discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall


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

be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by Parent or the Purchaser concerning the events described in this Annex A shall be final and binding upon all parties.


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